Exhibit 99.1

Assured Guaranty Municipal Corp.

Combined Financial Statements

December 31, 2018 and 2017

ASSURED GUARANTY MUNICIPAL CORP.

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Municipal Corp.:
We have audited the accompanying combined financial statements of Assured Guaranty Municipal Corp. and its subsidiaries, which comprise the combined balance sheets as of December 31, 2018 and 2017, and the related combined statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Municipal Corp. and its subsidiaries at December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 19, 2019

Assured Guaranty Municipal Corp.
Combined Balance Sheets
(dollars in millions except par value and share amounts)

	As of December 31, 2018	As of December 31, 2017

Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $5,310 and $5,479)	$5,342	$5,659
Short-term investments, at fair value	319	364
Other invested assets (includes Surplus Note from affiliate of $300 and $300)	331	378
Total investment portfolio	5,992	6,401
Cash	53	36
Premiums receivable	698	730
Ceded unearned premium reserve	714	757
Reinsurance recoverable on unpaid losses	179	227
Salvage and subrogation recoverable	311	297
Financial guaranty variable interest entities’ assets, at fair value	467	577
Other assets	234	159
Total assets	$8,648	$9,184
Liabilities and shareholder's equity
Unearned premium reserve	$2,634	$2,746
Loss and loss adjustment expense reserve	770	931
Reinsurance balances payable, net	196	197
Current income tax payable	44	121
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	409	495
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	101	128
Other liabilities	280	316
Total liabilities	4,434	4,934
Commitments and contingencies (see Note 15)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($92,025 par value, 163 shares authorized, issued and outstanding)	15	15
Additional paid-in capital	702	702
Retained earnings	3,308	3,199
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $2 and $32	(37)	118
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	3,988	4,034
Noncontrolling interest	226	216
Total shareholder's equity	4,214	4,250
Total liabilities and shareholder's equity	$8,648	$9,184

The accompanying notes are an integral part of these financial statements.

Assured Guaranty Municipal Corp.
Combined Statements of Operations
(in millions)

	Year Ended December 31,
	2018	2017
Revenues
Net earned premiums	$291	$353
Net investment income	207	222
Net realized investment gains (losses):
Other-than-temporary impairment losses	(29)	(29)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	6	8
Net impairment loss	(35)	(37)
Other net realized investment gains (losses)	11	43
Net realized investment gains (losses)	(24)	6
Net change in fair value of credit derivatives	4	26
Fair value gains (losses) on financial guaranty variable interest entities	10	24
Commutation gains (losses)	(15)	324
Foreign exchange gain (loss) on remeasurement	(32)	54
Other income (loss)	10	10
Total revenues	451	1,019
Expenses
Loss and loss adjustment expenses	25	257
Other expenses	123	118
Total expenses	148	375
Income (loss) before income taxes	303	644
Provision (benefit) for income taxes:
Current	36	181
Deferred	(10)	36
Total provision (benefit) for income taxes	26	217
Net income (loss)	277	427
Less: Noncontrolling interest	24	32
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$253	$395

The accompanying notes are an integral part of these financial statements.

Assured Guaranty Municipal Corp.
Combined Statements of Comprehensive Income (Loss)
(in millions)

	Year Ended December 31,
	2018	2017
Net income (loss)	$277	$427
Change in net unrealized gains (losses) on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $(23) and $28	(126)	64
Investments with other-than-temporary impairment, net of tax provision (benefit) of $1 and $4	3	7
Change in net unrealized gains (losses) on investments	(123)	71
Change in net unrealized gains (losses) on financial guaranty variable interest entities' liabilities with recourse, net of tax	—	—
Change in cumulative translation adjustment, net of tax provision (benefit) of $(1) and $2	(9)	16
Other comprehensive income (loss)	(132)	87
Comprehensive income (loss)	145	514
Less: Comprehensive income (loss) attributable to noncontrolling interest	20	32
Comprehensive income (loss) attributable to Assured Guaranty Municipal Corp.	$125	$482

The accompanying notes are an integral part of these financial statements.

Assured Guaranty Municipal Corp.
Combined Statements of Shareholder’s Equity
Years Ended December 31, 2018 and 2017
(dollars in millions, except share data)

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2016	205	$77	$778	$3,019	$12	$3,886	$295	$4,181
Net income	—	—	—	395	—	395	32	427
Dividends	—	—	—	(196)	—	(196)	(42)	(238)
Common stock repurchases (see Note 11)	(42)	—	(101)	—	—	(101)	—	(101)
Other comprehensive income	—	—	—	—	87	87	—	87
Reclassification of stranded tax effects	—	—	—	(19)	19	—	—	—
Return of capital	—	—	—	—	—	—	(69)	(69)
Effect of common control acquisitions (see Note 2)	—	(62)	25	—	—	(37)	—	(37)
Balance at December 31, 2017	163	15	702	3,199	118	4,034	216	4,250
Net income	—	—	—	253	—	253	24	277
Dividends	—	—	—	(171)	—	(171)	(11)	(182)
Other comprehensive loss	—	—	—	—	(128)	(128)	(4)	(132)
Capital contribution	—	—	—	—	—	—	1	1
Effect of adoption of ASU 2016-01 (see Note 1)	—	—	—	27	(27)	—	—	—
Balance at December 31, 2018	163	15	702	3,308	(37)	3,988	226	4,214

The accompanying notes are an integral part of these financial statements.

Assured Guaranty Municipal Corp.
Combined Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2018	2017
Operating Activities:
Net Income	$277	$427
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net amortization of premium (discount) on investments	8	8
Provision (benefit) for deferred income taxes	(10)	36
Net realized investment losses (gains)	24	(6)
Change in premiums receivable, net of premiums payable	20	(86)
Change in unearned premium reserve net of ceded unearned premium reserve	(69)	(101)
Change in loss and loss adjustment expense reserve and salvage and subrogation, net	(116)	172
Change in current income tax	(90)	68
Change in financial guaranty variable interest entities' assets and liabilities, net	(3)	(12)
Change in credit derivative assets and liabilities, net	(23)	(66)
Other	8	21
Net cash flows provided by (used in) operating activities	26	461
Investing activities
Fixed-maturity securities:
Purchases	(1,021)	(1,432)
Sales	487	1,086
Maturities	666	481
Short-term investments with original maturities of over three months:
Purchases	(203)	(215)
Sales	1	80
Maturities	205	158
Net sales (purchases) of short-term investments with original maturities of less than three months	44	(109)
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	92	118
Effect of common control combination for acquisitions (see Note 2)	—	72
Cash paid to acquire European Subsidiaries from affiliate (see Note 2)	—	(139)
Purchases of other invested assets	(5)	(23)
Other	2	(6)
Net cash flows provided by (used in) investing activities	268	71
Financing activities
Dividends paid to Assured Guaranty Municipal Holdings Inc.	(171)	(196)
Dividends paid to Assured Guaranty Corp. (see Note 11)	(11)	(42)
Repurchases of common stock	—	(101)
Return of capital to Assured Guaranty Corp. (see Note 11)	—	(70)
Capital contribution from Assured Guaranty Corp.	1	—
Repayment of notes payable	(1)	(3)
Net paydowns of financial guaranty variable interest entities' liabilities	(92)	(128)
Net cash flows provided by (used in) financing activities	(274)	(540)
Effect of foreign exchange rate changes	(3)	4
Increase (decrease) in cash and restricted cash	17	(4)
Cash and restricted cash at beginning of period (see Note 10)	36	40
Cash and restricted cash at end of period (see Note 10)	$53	$36
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$130	$113
Interest on notes payable	$—	$—
The accompanying notes are an integral part of these financial statements.

Assured Guaranty Municipal Corp.
Notes to Combined Financial Statements
December 31, 2018 and 2017

1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (AGM, or together with its subsidiaries, the Company), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (AGMH). AGMH is an indirect, wholly owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets. AGM was formerly known as Financial Security Assurance Inc.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. AGM and its indirect subsidiary Municipal Assurance Corp. (MAC) each markets its financial guaranty insurance directly to issuers and underwriters of, and investors in, public finance securities. In addition, AGM's direct subsidiary, Assured Guaranty (Europe) plc (AGE, formerly Assured Guaranty (Europe) Ltd.), provides financial guaranties for the international public finance (including infrastructure) market and, with the approval of the United Kingdom (U.K.) Prudential Regulation Authority (PRA), the asset-backed and other structured finance market. AGM provides reinsurance and second-to-pay financial guaranties on financial guaranties provided by AGE for the international public finance (including infrastructure) market. The Company guarantees obligations issued principally in the U.S. and the U.K., and also guarantees obligations issued in other countries and regions, including Australia and Western Europe.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). Contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (ISDA) documentation. The Company has not entered into any new CDS in order to sell credit protection in the U.S. since 2008. Regulatory guidelines were issued in 2009 that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2009.

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (VIEs) are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statements include the accounts of AGM, its direct and indirect subsidiaries, and its consolidated financial guaranty variable interest entities (FG VIEs). Intercompany accounts and transactions between and among all consolidated and combined entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation. The presentation of cash flow amounts related to short-term investments was changed during 2018 to reflect cash flows on a gross, rather than a net, basis.

AGM owns 100% of AGE, organized in the U.K., and 60.7% of Municipal Assurance Holdings Inc. (MAC Holdings), incorporated in Delaware. AGM's affiliate, Assured Guaranty Corp. (AGC), owns the remaining 39.3% of MAC Holdings. MAC Holdings owns 100% of MAC, domiciled in New York.

On June 26, 2017, AGM purchased from its affiliate, AGC, all of the shares of AGC’s direct, wholly owned subsidiaries, Assured Guaranty (UK) plc (AGUK, formerly Assured Guaranty (UK) Ltd.), CIFG Europe S.A. (CIFGE) and Assured Guaranty (London) plc (AGLN, formerly MBIA UK Insurance Ltd.) (collectively, the European Subsidiaries), and then immediately contributed the European Subsidiaries to AGM’s wholly owned subsidiary, AGE. The Company combined the operations of its European Subsidiaries and AGE in a transaction that was completed on November 7, 2018. Under the combination, the European Subsidiaries transferred their insurance portfolios to and merged with and into AGE (the Combination).

Amounts for all periods prior to June 26, 2017 have been retrospectively adjusted to include the European Subsidiaries from the date the common control began for each subsidiary (combined basis). See Note 2, Common Control Acquisition and Combination for additional information.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to transactions in foreign denominations in those subsidiaries where the functional currency is the U.S. dollar are reported in the combined statement of operations. Prior to the Combination, two of the Company's European subsidiaries had a functional currency other than the U.S. dollar. Gains and losses relating to translating those foreign functional currency financial statements for U.S. GAAP reporting were previously recorded in other comprehensive income (loss) (OCI).

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

AGM participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 14, Related Party Transactions for additional information.

Other accounting policies are included in the following notes.

Accounting Policies

Common Control Acquisition and Combination	Note 2
Expected loss to be paid (insurance, credit derivatives and FG VIE contracts)	Note 5
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 6 and Note 13
Fair value measurement	Note 7
Credit derivatives (at fair value)	Note 8
Variable interest entities (at fair value)	Note 9
Investments and cash	Note 10
Share repurchases	Note 11
Income taxes	Note 12
Leases	Note 15
Commitments and contingencies	Note 15

Adopted Accounting Standards

Changes to the Disclosure Requirements for Fair Value Measurement

          In August 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.  This ASU removed, modified and added additional disclosure requirements on fair value measurements in Topic 820. The Company has adopted this ASU as of December 31, 2018 with the relevant disclosure updates included in Note 7, Fair Value Measurements.

Financial Instruments

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities.  The amendments in this ASU are intended to make targeted improvements to GAAP by addressing certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Amendments under this ASU apply to the Company's FG VIEs’ liabilities, which the Company has historically elected to measure through the statement of operations under the fair value option, and to certain equity securities in the Company’s investment portfolio.

For FG VIEs’ liabilities with recourse, the portion of the change in fair value caused by changes in instrument specific credit risk (ISCR) (i.e., in the case of FG VIEs’ liabilities, the Company's own credit risk) must now be separately presented in OCI as opposed to the statement of operations. See Note 9, Variable Interest Entities for additional information.

Amendments under this ASU also apply to equity securities, except those that are accounted for under the equity method of accounting or that resulted in consolidation of the investee by the Company. For equity securities accounted for at fair value, changes in fair value that previously were recorded in OCI are now recorded in other income in the combined statements of operations effective January 1, 2018. Equity securities carried at cost as of December 31, 2017 are now recorded at cost less impairment plus or minus the change resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Such changes are recorded in the statement of operations. See Note 10, Investments and Cash for additional information.

On January 1, 2018, the Company adopted this ASU resulting in a cumulative-effect reclassification of a $27 million loss, net of tax, from retained earnings to accumulated OCI (AOCI).

Income Taxes

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removed the prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset. The ASU was adopted on January 1, 2018 with no material effect on the financial statements.

Future Application of Accounting Standards

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date.  This ASU has no effect on the accounting for purchased callable debt securities held at a discount.  It is to be applied using a modified retrospective approach, and the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. This ASU will have no effect on the Company's combined financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Subsequent to the issuance of this ASU, Topic 842 was amended by various updates that clarified the impact and implementation of ASU 2016-02. Collectively, these updates will require lessees to present right-of-use assets and lease liabilities on the balance sheet. The Company currently accounts for its lease agreements, where the Company is the lessee, as operating leases and, therefore, does not record these leases on its combined balance sheet. Upon adoption on January 1, 2019, the Company will report an increase in both assets and liabilities of approximately $67 million primarily related to the Company’s office space leases.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The ASU provides a new current expected credit loss model to account for credit losses on certain financial assets and off-balance sheet exposures (e.g., reinsurance recoverables, premium receivables, held-to- maturity debt securities, and loan commitments). That model requires an entity to estimate lifetime credit losses related to certain financial assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The ASU also makes targeted amendments to the current impairment model for available-for-sale debt securities, which includes requiring the recognition of an allowance rather than a direct write-down of the investment. The allowance may be reversed in the event that the credit of an issuer improves. In addition, the ASU eliminates the existing guidance for purchased credit impaired assets and introduces a new model for purchased financial assets with credit deterioration, such as the Company's loss mitigation securities. That new model would require the recognition of an initial allowance for credit losses, which is added to the purchase price.

The ASU is effective for fiscal years, and interim period within those fiscal years, beginning after December 15, 2019. For reinsurance recoverables, premiums receivable and debt instruments such as loans and held to maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted.  The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively. Early adoption of the amendments is permitted. The Company does not plan to early adopt this ASU.  The Company is evaluating the effect that this ASU will have on its financial statements.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. This ASU does not impact the Company’s financial guaranty insurance contracts, and will have no effect on the Company's combined financial statements.

2.	Common Control Acquisition and Combination

The Company's purchase of the European Subsidiaries from AGC on June 26, 2017 was an initial step in Assured Guaranty's efforts to combine the operations of its four affiliated European insurance companies (the European Subsidiaries and AGE). That Combination was completed on November 7, 2018. In the Combination, the European subsidiaries transferred their insurance portfolios to and merged with and into AGE. See Note 1, Business and Basis of Presentation.

Accounting Policy

As the Company and the European Subsidiaries were under common control at the time of the Company's acquisition of the European Subsidiaries, U.S. GAAP requires that the acquisition be accounted for in a method that is similar to the pooling-of-interests method. Under this method of accounting, AGM's combined financial statements and disclosures reflect the European Subsidiaries' historical carryover basis in the assets and liabilities instead of reflecting the fair value of the assets and liabilities.

The financial statements and disclosures for all periods presented in this report prior to June 26, 2017 have been retrospectively adjusted, as applicable, to reflect the combination of AGM and the European Subsidiaries as if the combinations had been in effect from the date common control began for each of the subsidiaries. As such, AGUK and CIFGE are reflected within these financial statements for all periods presented, while AGLN is reflected for the periods subsequent to its purchase by Assured Guaranty on January 10, 2017.

Overview

The total consideration of $411 million paid by AGM to purchase AGC's European Subsidiaries consisted of: (i) $344 million gross principal amount of the Series A-1 Floating Rate Guaranteed Notes due December 21, 2035 issued by Orkney Re II plc (the Orkney Bonds), with a fair value of $272 million; and (ii) $139 million of cash.  The GAAP book value of the European Subsidiaries transferred to AGM as of June 26, 2017 was $651 million. In addition, AGC's $55 million deferred tax liability on unremitted earnings of the European Subsidiaries was transferred to AGM resulting in net assets transferred to AGM of $596 million.

Prior to the Combination, AGUK guaranteed the Orkney Bonds through a financial guarantee; it ceded 90% of the exposure to AGC and retains the remaining 10%. The $344 million principal amount of Orkney Bonds included in consideration transferred constituted 90% of the total $383 million of Orkney Bonds owned by AGM. AGM then immediately sold the remaining 10% of the Orkney Bonds it held to AGUK. As AGUK has now merged with and into AGE (a subsidiary of AGM), in accordance with the Company's accounting policy for loss mitigation bonds, the 10% of the Orkney Bonds owned by AGE are recorded excluding the value of the AGE's financial guarantee, and are carried in the financial statements on the same basis as the common parent, Assured Guaranty US Holdings Inc. (AGUS).

The net gain on the purchase of the European Subsidiaries of approximately $185 million is recorded as a direct increase to shareholder's equity. The cumulative effect on shareholder's equity, as of June 30, 2017, is shown in the table below. As previously discussed, the financial statements for periods prior to June 26, 2017 have been presented on a combined basis as if the European Subsidiaries had been part of the AGM group as of the inception of common control. As each of the European Subsidiaries came under common control on a different date, the components of the net carrying value transferred are reflected in the financial statements in various periods prior to June 26, 2017. The consideration paid is reflected on the date of the transfer (June 26, 2017).

Impact of Purchase of the European Subsidiaries
As of June 30, 2017

(in millions)
Consideration paid	$411

Carrying value of European Subsidiaries (1)	651
Deferred tax liabilities transferred	(55)
Net carrying value transferred	596

Net increase in shareholder's equity	$185
_____________________

(1)	Includes a $2.4 million gain related to the elimination of the AGE (formerly AGUK) financial guaranty on its 10% net retained exposure on Orkney Bonds

3.    Ratings

The financial strength ratings (or similar ratings) for AGM and its insurance company subsidiaries, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time.  In addition, AGM periodically assesses the value of each rating assigned to each of its insurance company subsidiaries, and as a result of such assessment may request that a rating agency add or drop a rating from certain of its companies.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC	Kroll Bond Rating Agency	Moody’s Investors Service Inc.
AGM	AA (stable) (6/26/18)	AA+ (stable) (12/21/18)	A2 (stable) (5/7/18)
MAC	AA (stable) (6/26/18)	AA+ (stable) (7/12/18)	—
AGE (1)	AA (stable) (6/26/18)	AA+ (stable) (12/21/18)	A2 (stable) (5/7/18)
____________________

(1)
As a result of the Combination, each of S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P), and Moody’s Investors Service Inc. (Moody’s) withdrew their ratings on AGLN and AGUK.

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings (or similar ratings) of AGM or its insurance subsidiaries in the future or cease to rate one or more of AGM's insurance subsidiaries, either voluntarily or at the request of AGM or that subsidiary.

For a discussion of the effects of rating actions on the Company, see Note 6, Contracts Accounted for as Insurance, and Note 13, Reinsurance.

4.    Outstanding Exposure

The Company primarily writes financial guaranty contracts in insurance form. Until 2008, the Company also wrote some of its financial guaranty contracts in credit derivative form. Whether written as an insurance contract or as a credit derivative, the Company considers these financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although, on occasion it may underwrite new issuances that it views as below-investment-grade (BIG), typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, providing reinsurance on a portfolio of insurance or reassuming a portfolio of reinsurance it had previously ceded; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding. AGM's wholly owned subsidiary AGE provides financial guarantees in the international public finance market and intends to provide such guarantees in the international structured finance market.

AGM has acquired portfolios since 2009 that include financial guaranties of structured finance obligations and financial guaranty contracts in credit derivative form.

Second-to-pay insured par outstanding represents transactions the Company has insured that are insured directly by another monoline financial guaranty insurer and where the Company's obligation to pay under its insurance of such transactions arises only if both the underlying insured obligation and the primary financial guarantor insurer default. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. The second-to-pay insured par outstanding as of December 31, 2018 and 2017 was $2.6 billion and $3.8 billion, respectively. The par on second-to-pay exposure where the ratings of the primary insurer and underlying transaction are both BIG and/or not rated is $19 million and $65 million as of December 31, 2018 and December 31, 2017, respectively.

Debt service and par outstanding exposures presented in these financial statements include 100% of the exposures of AGM, and its consolidated subsidiaries AGE and MAC, despite the fact that AGM indirectly owns only 60.7% of MAC.

Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company's indirect parent, AGL, which includes members of AGL's senior management and senior risk and surveillance officers, establishes AGL-wide credit policy for AGL's direct and assumed business. It implements specific underwriting procedures and limits for AGL and allocates underwriting capacity among AGL's subsidiaries, including the Company. The Portfolio Risk Management Committee is responsible for enterprise risk management for AGL and focuses on measuring and managing credit, market and liquidity risk for AGL. All transactions in new asset classes or new jurisdictions must be approved by this committee. The Company's risk management committee conducts an in-depth review of the Company's insured portfolio, focusing on varying portions of the portfolio at each meeting. It reviews and may revise internal ratings assigned to the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the insured portfolio are assigned internal credit ratings by the relevant underwriting committee at inception, which credit ratings are updated by the relevant risk management committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, and recommends such remedial actions as may be necessary or appropriate. The Company also develops strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company's litigation proceedings.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 5, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield, which reflects long-term trends in interest rates, to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims on that transaction in the future than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Components of Outstanding Exposure

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because it manages such securities as investments and not insurance exposure. As of December 31, 2018 and December 31, 2017, the Company excluded $660 million and $678 million, respectively, of net par attributable to loss mitigation securities, and other loss mitigation strategies (which are mostly BIG).

The following table presents the gross and net debt service for financial guaranty contracts.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in millions)
Public finance	$308,550	$341,451	$220,627	$247,424
Structured finance	6,014	7,386	5,621	6,828
Total financial guaranty (1)	$314,564	$348,837	$226,248	$254,252
_____________________

(1)
Includes 100% of MAC's gross and net debt service outstanding. However, AGM's indirect ownership of MAC is only 60.7%. The net debt service outstanding amount includes $39.7 billion and $56.3 billion as of both December 31, 2018 and 2017, respectively, from MAC.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2018

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$329	0.3%	$846	2.7%	$637	17.0%	$123	24.2%	$1,935	1.4%
AA	13,344	12.0%	1,433	4.7%	1,371	36.4%	24	4.7%	16,172	11.0
A	64,380	57.6%	10,610	34.5%	49	1.3%	59	11.6%	75,098	51.2
BBB	30,432	27.3%	17,111	55.5%	201	5.4%	217	42.6%	47,961	32.7
BIG	3,090	2.8%	797	2.6%	1,498	39.9%	86	16.9%	5,471	3.7
Total net par outstanding (1)	$111,575	100.0%	$30,797	100.0%	$3,756	100.0%	$509	100.0%	$146,637	100.0%
_____________________

(1)	Includes $28.1 billion of net par outstanding as of December 31, 2018 from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2017

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$736	0.6%	$809	2.5%	$666	14.6%	$124	22.3%	$2,335	1.5%
AA	19,797	15.2	200	0.6	1,822	39.7	27	4.8	21,846	13.0
A	74,860	57.5	12,011	37.4	74	1.6	71	12.7	87,016	51.9
BBB	31,453	24.1	17,680	55.0	60	1.3	246	44.2	49,439	29.5
BIG	3,403	2.6	1,452	4.5	1,965	42.8	89	16.0	6,909	4.1
Total net par outstanding (1)	$130,249	100.0%	$32,152	100.0%	$4,587	100.0%	$557	100.0%	$167,545	100.0%
_____________________

(1)	Includes $41.5 billion of net par outstanding as of December 31, 2017 from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Net Par Outstanding
Sector	As of December 31, 2018	As of December 31, 2017	As of December 31, 2018	As of December 31, 2017
	(in millions)
Public finance:
U.S.:
General obligation	$71,910	$82,184	$50,927	$60,024
Tax backed	35,490	38,513	24,374	27,255
Municipal utilities	25,062	29,025	17,932	21,480
Transportation	12,082	13,037	8,541	9,528
Higher education	5,568	6,673	3,764	4,678
Healthcare	5,183	6,388	3,421	4,391
Infrastructure finance	1,997	1,762	1,232	1,092
Housing revenue	1,282	1,258	904	916
Other public finance	724	1,091	480	885
Total public finance-U.S.	159,298	179,931	111,575	130,249
Non-U.S.:
Infrastructure finance	15,993	18,426	13,131	14,687
Regulated utilities	15,565	17,050	11,408	11,881
Other public finance	7,327	6,675	6,258	5,584
Total public finance-non-U.S.	38,885	42,151	30,797	32,152
Total public finance	198,183	222,082	142,372	162,401
Structured finance:
U.S.:
Residential Mortgage-Backed Securities (RMBS)	2,636	3,120	2,488	2,908
Financial products	1,094	1,418	1,094	1,418
Other structured finance	261	385	174	261
Total structured finance-U.S.	3,991	4,923	3,756	4,587
Non-U.S.:
RMBS	436	500	342	390
Other structured finance	182	214	167	167
Total structured finance- non-U.S.	618	714	509	557
Total structured finance	4,609	5,637	4,265	5,144
Total par outstanding	$202,792	$227,719	$146,637	$167,545

In addition to amounts shown in the table above, the Company had outstanding commitments to provide guaranties of $186 million of gross par as of December 31, 2018. All of these commitments expired prior to the date of the filing. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2018

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$38,015	$1,912	$39,927
5 to 10 years	32,472	1,013	33,485
10 to 15 years	28,376	791	29,167
15 to 20 years	20,258	496	20,754
20 years and above	23,251	53	23,304
Total net par outstanding	$142,372	$4,265	$146,637

Components of BIG Net Par Outstanding
As of December 31, 2018

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG (1)	Outstanding
	(in millions)
Public finance:
U.S. public finance	$1,071	$—	$2,019	$3,090	$111,575
Non-U.S. public finance	600	197	—	797	30,797
Public finance	1,671	197	2,019	3,887	142,372
Structured finance:
U.S. RMBS	252	24	1,188	1,464	2,488
Other structured finance	86	—	34	120	1,777
Structured finance	338	24	1,222	1,584	4,265
Total	$2,009	$221	$3,241	$5,471	$146,637
____________________

(1)	There is no BIG net par outstanding for credit derivatives as of December 31, 2018.

Components of BIG Net Par Outstanding
As of December 31, 2017

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG (1)	Outstanding
	(in millions)
Public finance:
U.S. public finance	$1,334	$264	$1,805	$3,403	$130,249
Non-U.S. public finance	1,231	221	—	1,452	32,152
Public finance	2,565	485	1,805	4,855	162,401
Structured finance:
U.S. RMBS	190	163	1,535	1,888	2,908
Other structured finance	90	38	38	166	2,236
Structured finance	280	201	1,573	2,054	5,144
Total	$2,845	$686	$3,378	$6,909	$167,545
____________________
(1)    There is no BIG net par outstanding for credit derivatives as of December 31, 2017.

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2018

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	1,214	$20,426	13.9%
Pennsylvania	673	11,193	7.6
Texas	1,085	9,827	6.7
Illinois	584	9,491	6.5
New York	765	8,940	6.1
New Jersey	346	6,665	4.5
Florida	217	4,914	3.4
Michigan	316	3,592	2.5
Arizona	142	2,787	1.9
Alabama	279	2,588	1.8
Other	2,241	31,152	21.2
Total U.S. public finance	7,862	111,575	76.1
U.S. Structured finance (multiple states)	149	3,756	2.6
Total U.S.	8,011	115,331	78.7
Non-U.S.:
United Kingdom	112	21,460	14.6
France	9	2,529	1.7
Canada	8	2,369	1.6
Australia	5	1,119	0.8
Austria	3	948	0.6
Other	31	2,881	2.0
Total non-U.S.	168	31,306	21.3
Total	8,179	$146,637	100.0%

Exposure to Puerto Rico

The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $2.2 billion net par as of December 31, 2018. Of that amount, $2.1 billion was rated BIG, while the remainder was rated AA because it relates to second-to-pay policies on obligations insured by an affiliate of the Company. Puerto Rico has experienced significant general fund budget deficits and a challenging economic environment since at least the financial crisis. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its BIG Puerto Rico exposures except for the Municipal Finance Agency (MFA).

On November 30, 2015 and December 8, 2015, the former governor of Puerto Rico (Former Governor) issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District

Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding.”

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law by the President of the United States. PROMESA established a seven-member financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. On February 15, 2019, the United States Court of Appeals for the First Circuit (First Circuit) held that members of the Oversight Board were not appointed in compliance with the appointments clause of the U.S. Constitution, but declined to dismiss the Title III petitions previously filed by the Oversight Board and delayed the effectiveness of its ruling for 90 days so as to allow the President of the United States and the U.S. Senate to validate the currently defective appointments or reconstitute the Oversight Board in accordance with the appointments clause. See "Puerto Rico Recovery Litigation" below.

PROMESA provides a legal framework under which the debt of the Commonwealth and its related authorities and public corporations may be voluntarily restructured, and grants the Oversight Board the sole authority to file restructuring petitions in a federal court to restructure the debt of the Commonwealth and its related authorities and public corporations if voluntary negotiations fail, provided that any such restructuring must be in accordance with an Oversight Board approved fiscal plan that respects the liens and priorities provided under Puerto Rico law. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

Judge Laura Taylor Swain of the Southern District of New York was selected by Chief Justice John Roberts of the United States Supreme Court to preside over any legal proceedings under PROMESA.

On September 20, 2017, Hurricane Maria made landfall in Puerto Rico as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and widespread devastation in the Commonwealth. Damage to the Commonwealth’s infrastructure, including the power grid, water system and transportation system, was extensive, and rebuilding and economic recovery are expected to take years.

The Oversight Board has certified a number of fiscal plans (in some instances certifying revisions of previously certified plans) for the Commonwealth, PRHTA and Puerto Rico Electric Power Authority (PREPA). The Company does not believe the certified fiscal plans for the Commonwealth, PRHTA or PREPA comply with certain mandatory requirements of PROMESA.

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. See “Puerto Rico Recovery Litigation” below.

The Company also participates in mediation and negotiations relating to its Puerto Rico exposure.

The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of December 31, 2018, the Company had $647 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to the Commonwealth.

On October 23, 2018, the Oversight Board certified a revised fiscal plan for the Commonwealth. The revised certified Commonwealth fiscal plan indicates an expected primary budget surplus, if fiscal plan reforms are enacted, of $17.0 billion that would be available for debt service over the six-year forecast period ending 2023. The Company believes the available surplus set forth in the Oversight Board's revised certified fiscal plan (which assumes certain fiscal reforms are implemented by the Commonwealth) should be sufficient to cover contractual debt service of Commonwealth general obligation issuances and of authorities and public corporations directly implicated by the Commonwealth’s general fund during the forecast period. However, the revised certified Commonwealth fiscal plan indicates a net primary budget deficit for the period from 2023 through 2058, and there can be no assurance that the fiscal reforms will be enacted or, if they are, that the forecasted primary budget surplus will occur or, if it does, that such funds will be used to cover contractual debt service.

On January 14, 2019, the Oversight Board and certain other parties filed an objection in the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) seeking an order, among other things, disallowing claims based on the Commonwealth’s general obligation bonds issued on or after March 2012, contending that these bonds were issued in violation of the Commonwealth’s debt service limits. As of December 31, 2018, $222 million of the Company’s insured net par outstanding of the general obligation bonds of Puerto Rico were issued on or after March 2012.
Puerto Rico Public Buildings Authority (PBA). As of December 31, 2018, the Company had $9 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of December 31, 2018, the Company had $233 million insured net par outstanding of PRHTA (transportation revenue) bonds and $351 million insured net par outstanding of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to PRHTA.

On June 29, 2018, the Oversight Board certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan projects very limited capacity to pay debt service over the six-year forecast period.

Other Public Corporations

PREPA. As of December 31, 2018, the Company had $544 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017.

On December 24, 2015, AGM and AGC entered into a Restructuring Support Agreement (PREPA RSA) with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that subject to certain conditions, would have resulted in, among other things, modernization of the utility and a restructuring of current debt.

The Oversight Board did not certify the PREPA RSA under Title VI of PROMESA as the Company believes was required by PROMESA, but rather, on July 2, 2017, commenced proceedings for PREPA under Title III of PROMESA.

On July 30, 2018, the Oversight Board and the Governor of Puerto Rico announced that they had reached a tentative agreement with a certain group of PREPA bondholders regarding approximately $3 billion, or approximately one-third, of PREPA’s outstanding debt. Bondholders would be able to exchange their debt for new securitization debt maturing in 40 years at 67% of par, plus growth bonds tied to the recovery of Puerto Rico at 10% of par. The Company and certain other creditors of PREPA have not agreed to the terms of that tentative agreement.
On August 1, 2018, the Oversight Board certified a revised fiscal plan for PREPA.

MFA. As of December 31, 2018, the Company had $189 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

Puerto Rico Sales Tax Financing Corporation (COFINA). As of December 31, 2018, the Company had $264 million insured net par outstanding of subordinate COFINA bonds, which were secured primarily by a second lien on certain sales and use taxes. On February 12, 2019, pursuant to a plan of adjustment approved by the PROMESA Title III Court on February 4, 2019 (COFINA Plan of Adjustment), the Company paid off its insured COFINA bonds in full. Pursuant to the COFINA Plan of Adjustment, the Company received $152 million in initial par of closed lien senior bonds of COFINA validated by the PROMESA Title III Court (COFINA Exchange Senior Bonds), along with cash. The total par recovery (cash and COFINA Exchange Senior Bonds) represents 60% of the Company’s official Title III claim, which relates to amounts owed as of the date COFINA entered Title III proceedings. The Company may retain, sell, or insure and then sell, all or any portion of its $152 million of COFINA Exchange Senior Bonds. The COFINA Exchange Senior Bonds consist of both current interest bonds ($115 million) and capital appreciation bonds ($37 million).

The COFINA Plan of Adjustment was predicated on the settlement reached on June 7, 2018, among the court-appointed agents for COFINA and the Commonwealth to resolve a dispute between COFINA and the Commonwealth regarding ownership of the pledged sales tax base amount (PSTBA) of the 5.5% Sales and Use Taxes (SUT). The June 7, 2018 agreement in principle was memorialized in a Settlement Agreement dated October 19, 2018, which was approved by the PROMESA Title III Court on February 4, 2019. That settlement requires, among other things, that future challenges to it be barred by the court or made illegal, and provides that, beginning July 1, 2018, the SUT would be paid first to COFINA until it has received 53.65% of the PSTBA and that the remaining 46.35% of the PSTBA would be paid to the Commonwealth thereafter. The settlement does not impact SUT in excess of the PSTBA, which is paid to the Commonwealth. The Company is reserving its contractual voting rights as deemed sole bondholder of certain Commonwealth general obligation bonds and its related subrogee rights with respect to both the SUT revenues allocated to the Commonwealth and other available resources of the Commonwealth.

Puerto Rico Recovery Litigation

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the Federal District Court for Puerto Rico to invalidate the executive orders issued by the Former Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and the PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the court stayed the action under Title III of PROMESA.

On May 16, 2017, The Bank of New York Mellon, as trustee for the bonds issued by COFINA, filed an adversary complaint for interpleader and declaratory relief with the Federal District Court for Puerto Rico to resolve competing and conflicting demands made by various groups of COFINA bondholders, insurers of certain COFINA Bonds and COFINA, regarding funds held by the trustee for certain COFINA bond debt service payments scheduled to occur on and after June 1, 2017. On May 19, 2017, an order to show cause was entered permitting AGM to intervene in this matter. On February 4, 2019, the Federal District Court for Puerto Rico approved the COFINA Plan of Adjustment described above, and the plan became effective on February 12, 2019. As a result, the interpleader action has been dismissed.

On June 3, 2017, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the court rendered an opinion dismissing the complaint and holding, among other things, that (x) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (y) actions to enforce liens on pledged special revenues remain stayed. AGC and AGM are appealing the district court's decision to the First Circuit.

On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico seeking (i) a declaratory judgment that the PREPA RSA is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court's decision. On October 3, 2018, AGM and AGC together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver.

On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution, and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the Oversight Board's motion to stay this adversary proceeding pending a decision by the First Circuit in an appeal of an unrelated adversary proceeding decision by Ambac Assurance Corporation, which may resolve certain similar issues.

On July 23, 2018, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment (i) declaring the members of the Oversight Board are officers of the U.S. whose appointments were unlawful under the Appointments Clause of the U.S. Constitution; (ii) declaring void ab initio the unlawful actions taken by the Oversight Board to date, including (x) development of the Commonwealth's Fiscal Plan, (y) development of PRHTA's Fiscal Plan, and (z) filing of the Title III cases on behalf of the Commonwealth and PRHTA; and (iii) enjoining the Oversight Board from taking any further action until the Oversight Board members have been lawfully appointed in conformity with the Appointments Clause of the U.S. Constitution. The Title III court dismissed a similar lawsuit filed by another party in the Commonwealth’s Title III case in July 2018. On August 3, 2018, a stipulated judgment was entered against AGM and AGC at their request based upon the court's July decision in the other Appointments Clause lawsuit and, on the same date, AGM and AGC appealed the stipulated judgment to the First Circuit. On August 15, 2018, the court consolidated, for purposes of briefing and oral argument, AGM and AGC's appeal with the other Appointments Clause lawsuit. The First Circuit consolidated AGM's and AGC's appeal with a third Appointments Clause lawsuit on September 7, 2018 and held a hearing on December 3, 2018. On February 15, 2019, the First Circuit issued its ruling on the appeal and held that members of the Oversight Board were not appointed in compliance with the Appointments Clause of the U.S. Constitution but declined to dismiss the Title III petitions citing the (i) de facto officer doctrine and (ii) negative consequences to the many innocent third parties who relied on the Oversight Board’s actions to date, as well as the further delay which would result from a dismissal of the Title III petitions. The case was remanded back to the Federal District Court for Puerto Rico for the appellants’ requested declaratory relief that the appointment of the board members of the Oversight Board is unconstitutional. The First Circuit delayed the effectiveness of its ruling for 90 days so as to allow the President and the Senate to validate the currently defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. On February 28, 2019, the Oversight Board announced that it will ask the
U.S. Supreme Court to review the First Circuit’s February 15, 2019 decision and will also request a stay of the First Circuit’s ruling, pending the U.S. Supreme Court’s consideration of the Oversight Board’s petition for a writ of certiorari.

On December 21, 2018, the Oversight Board and the Official Committee of Unsecured Creditors of all Title III Debtors (other than COFINA) filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the leases to public occupants (“PBA Leases”) entered into by the PBA are not “true leases” for purposes of Section 365(d)(3) of the Bankruptcy Code and therefore the Commonwealth has no obligation to make payments to the PBA under the PBA Leases or Section 365(d)(3) of the Bankruptcy Code, (ii) the PBA is not entitled to a priority administrative expense claim under the PBA Leases pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and (iii) any such claims filed or asserted against the Commonwealth are disallowed. On January 28, 2019, PBA filed an answer to the complaint. On March 12, 2019, the Federal District Court for Puerto Rico granted, with certain limitations, AGM’s and AGC’s motion to intervene.

Puerto Rico Par and Debt Service Schedules

All Puerto Rico exposures are internally rated BIG, except the General Obligation, PBA and PRHTA (Transportation revenue) second-to-pay policies on affiliate exposures which are rated AA based on the obligation of the Company's affiliate to pay under its insurance policy if the obligor fails to pay. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in millions)
Exposure to Puerto Rico	$3,233	$3,368	$5,012	$5,318

Puerto Rico
Net Par Outstanding

	As of December 31, 2018	As of December 31, 2017
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$646	$669
Commonwealth of Puerto Rico - General Obligation Bonds (Second-to-pay policy on affiliate exposure)	1	1
Commonwealth of Puerto Rico - General Obligation Bonds total	647	670
PBA (Second-to-pay policies on affiliate exposure)	9	9
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1)	154	167
PRHTA (Transportation revenue) (Second-to-pay policies on affiliate exposure)	79	85
PRHTA (Transportation revenue) total	233	252
PRHTA (Highways revenue) (1)	351	358
Other Public Corporations
PREPA (1)	544	547
COFINA (2)	264	263
MFA	189	221
Total net exposure to Puerto Rico	$2,237	$2,320
__________________

(1)	As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

(2)	As of the date of this filing, a plan of adjustment under PROMESA is effective for this credit.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2018

	Scheduled BIG Net Par Amortization	Scheduled BIG Net Debt Service Amortization
	(in millions)
2019 (January 1 - March 31)	$—	$52
2019 (April 1 - June 30)	—	2
2019 (July 1 - September 30)	107	160
2019 (October 1 - December 31)	—	2
Subtotal 2019	107	216
2020	111	214
2021	69	167
2022	70	163
2023	128	218
2024-2028	585	938
2029-2033	478	715
2034-2038	347	453
2039-2043	253	294
Total	$2,148	$3,378

Exposure to the U.S. Virgin Islands

As of December 31, 2018, the Company had $329 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $146 million BIG. The $183 million USVI net par the Company rated investment grade primarily consisted of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $146 million BIG USVI net par consisted of (a) Public Finance Authority bonds secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI and (b) bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to the 2017 hurricanes and has made its debt service payments to date.

5.    Expected Loss to be Paid

Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts. The expected loss to be paid is equal to the present value of expected future cash outflows for claim and loss adjustment expenses (LAE) payments, net of inflows for expected salvage and subrogation (e.g., future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on underlying collateral, and other estimated recoveries, including those from restructuring bonds and for breaches of representations and warranties (R&W)), using current risk-free rates. Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

In circumstances where the Company has purchased its own insured obligations that have expected losses, and in certain cases issuers of insured obligations elected or the Company and an issuer mutually agreed as part of a negotiation to deliver the underlying collateral or insured obligation to the Company, expected loss to be paid is reduced by the proportionate share of the insured obligation that is held in the investment portfolio. The difference between the purchase price of the obligation and the fair value excluding the value of the Company's insurance is treated as a paid loss. Assets that are purchased by the Company are recorded in the investment portfolio, at fair value excluding the value of the Company's insurance. See Note 10, Investments and Cash and Note 7, Fair Value Measurement.

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The three models are: (1) insurance as described in "Financial Guaranty Insurance Losses" in Note 6, Contracts Accounted for as Insurance, (2) derivative as described in Note 7, Fair Value Measurement and Note 8, Contracts Accounted for as Credit Derivatives, and (3) VIE consolidation as described in Note 9, Variable Interest Entities. The Company has paid and expects to pay future losses (net of recoveries) on policies which fall under each of the three accounting models.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company's loss mitigation efforts.

Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced; changes in housing prices; results from the Company's loss mitigation activities; and other variables.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the Company's policy gives it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid for all contracts. The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.00% to 3.06% with a weighted average of 2.73% as of December 31, 2018 and from 0.00% to 2.78% with a weighted average of 2.40% as of December 31, 2017. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 4.7% and 5.5% of the total as of December 31, 2018 and December 31, 2017, respectively.

Net Expected Loss to be Paid
Roll Forward

	Year Ended December 31,
	2018	2017
	(in millions)
Net expected loss to be paid, beginning of period	$696	$521
Net expected loss to be paid on the AGLN portfolio as of January 10, 2017	—	21
Economic loss development (benefit) due to:
Accretion of discount	18	14
Changes in discount rates	(11)	10
Changes in timing and assumptions	(31)	173
Total economic loss development (benefit)	(24)	197
Net (paid) recovered losses	(135)	(43)
Net expected loss to be paid, end of period	$537	$696

Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2018

	Net Expected Loss to be Paid (Recovered) as of December 31, 2017 (2)	Economic Loss Development / (Benefit)	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2018 (2)
	(in millions)
Public finance:
U.S. public finance	$482	$26	$(161)	$347
Non-U.S. public finance	36	(10)	—	26
Public finance	518	16	(161)	373
Structured finance:
U.S. RMBS	163	(35)	27	155
Other structured finance	15	(5)	(1)	9
Structured finance	178	(40)	26	164
Total	$696	$(24)	$(135)	$537

Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2017

	Net Expected Loss to be Paid (Recovered) as of December 31, 2016	Net Expected Loss to be Paid (Recovered) on AGLN as of January 10, 2017	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2017 (2)
	(in millions)
Public finance:
U.S. public finance	$323	$—	$244	$(85)	$482
Non-U.S. public finance	22	13	(4)	5	36
Public finance	345	13	240	(80)	518
Structured finance:
U.S. RMBS	147	—	(24)	40	163
Other structured finance	29	8	(19)	(3)	15
Structured finance	176	8	(43)	37	178
Total	$521	$21	$197	$(43)	$696
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $11 million and $9 million in LAE for the years ended December 31, 2018 and 2017, respectively.

(2)	Includes expected LAE to be paid of $10 million as of December 31, 2018 and $9 million as of December 31, 2017.

The following table presents the present value of net expected loss to be paid and the net economic loss development for all contracts by accounting model.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31, 2018	As of December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
	(in millions)
Financial guaranty insurance	$469	$618	$(16)	$208
FG VIEs (1)	68	78	(8)	(4)
Credit derivatives (2)	—	—	—	(7)
Total	$537	$696	$(24)	$197
___________________
(1)    See Note 9, Variable Interest Entities.

(2)    See Note 8, Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.2 billion net par as of December 31, 2018, $2.1 billion of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 4, Outstanding Exposure.

As of December 31, 2018, the Company had insured $200 million net par outstanding of general obligation bonds issued by the City of Hartford, Connecticut, most of which was rated BIG at December 31, 2017. In the first quarter of 2018, the State of Connecticut entered into a contract assistance agreement with the City of Hartford under which the state pays the debt service costs of the City's general obligation bonds, including those insured by the Company. As a result, the Company reduced the corresponding expected losses as of March 31, 2018 and upgraded this exposure to investment grade.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the U.S. Bankruptcy Code became effective. As of December 31, 2018, the Company’s net par subject to the plan consisted of $60 million of pension obligation bonds. As part of the plan of adjustment, the City will repay any claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City’s revenue growth.

The Company projects that its total net expected loss across its troubled U.S. public finance exposures as of December 31, 2018, including those mentioned above, would be $347 million compared with a net expected loss of $482 million as of December 31, 2017. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. At December 31, 2018 , that credit was $237 million, compared with $156 million at December 31, 2017. The economic loss development in 2018 was $26 million, which was primarily attributable to Puerto Rico exposures, partially offset by a benefit related to the Company's exposure to the City of Hartford.

Selected Non - U.S. Public Finance Transactions

The Company insures and reinsures transactions with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the sub-sovereigns also to default. The Company's exposure net of reinsurance to these Spanish and Portuguese exposures is $352 million and $68 million, respectively. The Company rates all of these exposures BIG due to the financial condition of Spain and Portugal and their dependence on the sovereign.

The Company also has exposure to infrastructure bonds dependent on payments from Hungarian governmental entities. The Company's exposure, net of reinsurance, to these Hungarian transactions is $137 million, all of which was rated BIG.

The Company also insures an obligation backed by the availability and toll revenues of a major arterial road into a city in the U.K. with $197 million of net par outstanding as of December 31, 2018. This transaction has been underperforming due to higher costs compared with expectations at underwriting and is now rated BIG. However, traffic has been increasing, and in 2018, the Company changed its traffic assumptions for this road, resulting in a benefit.

These transactions, together with other non-U.S. public finance insured obligations, had expected loss to be paid of $26 million as of December 31, 2018, compared with $36 million as of December 31, 2017. The economic benefit of approximately $10 million during 2018 was mainly attributable to the U.K. arterial road and changes in certain probability of default assumptions.

U.S. RMBS Loss Projections

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay through the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company had been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates R&W recoveries and payables to include in its cash flow projections based on its agreements with R&W providers. As of December 31, 2018, the Company had a net R&W payable of $22 million to R&W counterparties, compared to an R&W payable of $25 million as of December 31, 2017.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend.

The assumptions that the Company uses to project RMBS losses are shown in the sections below.

The following table presents the U.S. RMBS net economic loss development (benefit).

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2018	2017
	(in millions)
First lien U.S. RMBS	$19	$29
Second lien U.S. RMBS.	(54)	(53)

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2018	December 31, 2017
Delinquent/Modified in the Previous 12 Months
Alt-A	20%	20%
Option ARM	20	20
Subprime	20	20
30 - 59 Days Delinquent
Alt-A	30	30
Option ARM	35	35
Subprime	40	40
60 - 89 Days Delinquent
Alt-A	40	40
Option ARM	45	50
Subprime	45	50
90 + Days Delinquent
Alt-A	50	55
Option ARM	55	60
Subprime	50	55
Bankruptcy
Alt-A	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A	60	65
Option ARM	65	70
Subprime	60	65
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 4.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2018		As of December 31, 2017
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	2.8% - 11.4%	5.4%	3.1% - 9.8%	5.5%
Final CDR	0.1% - 0.6%	0.3%	0.2% - 0.5%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	70%		80%
2007+	70%		70%
Option ARM
Plateau CDR	2.1% - 8.3%	5.8%	3.4% - 7.0%	6.0%
Final CDR	0.1% - 0.4%	0.3%	0.2% - 0.3%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		70%
2007+	70%		75%
Subprime
Plateau CDR	3.1% - 8.6%	6.2%	4.3% - 11.5%	7.8%
Final CDR	0.2% - 0.4%	0.3%	0.2% - 0.6%	0.4%
Initial loss severity:
2005 and prior	80%		80%
2006	75%		90%
2007+	95%		95%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2017.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2018 and December 31, 2017.

Total expected loss to be paid on all first lien U.S. RMBS was $115 million and $109 million as of December 31, 2018 and December 31, 2017, respectively. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2018 as it used as of December 31, 2017, increasing and decreasing the periods of stress from those used in the base case.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $38 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $27 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the voluntary prepayment rate (typically also referred to as CPR of the collateral), the interest rate environment, and assumptions about loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2017.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, in 2017, the Company eliminated the CDR increase that was applied when such loans reached their principal amortization period. In addition, based on the average performance history, starting in the third quarter of 2017, the Company applied a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a very low recovery. The Company assumed as of December 31, 2018 that it will generally recover only 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries assumed to come in over time. This is the same assumption used as of December 31, 2017. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate.  In instances where the

Company is able to obtain information on the lien status of charged-off loans, it assumes future recoveries of 10% of the balance of the charged off loans where the second lien is still intact. The Company assumes the recoveries are received evenly over the next five years, although actual recoveries will vary. The Company evaluates its assumptions periodically based on actual recoveries of charged off loans.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of December 31, 2017. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the likely amount of losses the collateral will suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected loss to be paid on all second lien U.S. RMBS was $40 million as of December 31, 2018 and $54 million as of December 31, 2017, respectively.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2018		As of December 31, 2017
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	4.6% - 14.9%	9.0%	2.7% - 19.9%	11.4%
Final CDR trended down to	2.5% - 3.2%	2.5%	2.5% - 3.2%	2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%
30 - 59 Days Delinquent	35		45
60 - 89 Days Delinquent	50		60
90+ Days Delinquent	70		75
Bankruptcy	55		55
Foreclosure	65		70
Real Estate Owned	100		100
Loss severity	98%		98%

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31-months (for a total stress period of 39 months) would increase the expected loss by approximately $5 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $6 million for HELOC transactions.

Other Structured Finance

The Company's other structured finance sector has BIG net par of $120 million consisting of transactions backed by manufactured housing loans, international RMBS, perpetual repackaging and triple-X life insurance transactions. The economic benefit during 2018 was $5 million, which was attributable primarily to improvement in the outlook of certain manufactured housing exposures and higher assumed recovery rate for certain maturing international RMBS exposure.

Recovery Litigation

In the ordinary course of their respective businesses, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 4, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

6.    Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 4, Outstanding Exposure, includes contracts that meet the definition of insurance contracts, contracts that meet the definition of a derivative, and contracts that are accounted for as consolidated FG VIEs. Amounts presented in this note relate only to insurance contracts. See Note 8, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS and Note 9, Variable Interest Entities for amounts that relate to FG VIEs.

Accounting Policies
Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, ceded to another insurer under a reinsurance treaty, or acquired in a business combination.
Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made and recoveries received that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."
The amount of deferred premium revenue at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value (discounted at risk free rates) of either (1) contractual premiums due or (2) in cases where the underlying collateral consists of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•
For financial guaranty insurance contracts acquired in a business combination, deferred premium revenue is equal to the fair value of the Company's stand-ready obligation portion of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections primarily due to fair value adjustments recorded in connection with a business combination.

When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity.
The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.
Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 13, Reinsurance, for a breakout of direct, assumed and ceded premiums. The components of net earned premiums are shown in the table below:

Net Earned Premiums

	Year Ended December 31,
	2018	2017
	(in millions)
Scheduled net earned premiums	$204	$222
Accelerations from refundings and terminations	76	120
Accretion of discount on net premiums receivable	11	11
Net earned premiums (1)	$291	$353
____________________

(1)	Excludes $11 million and $13 million for the years ended December 31, 2018 and 2017, respectively, related to consolidated FG VIEs.

Gross Premium Receivable
Roll Forward

	Year Ended December 31,
	2018	2017
	(in millions)
Beginning of year	$730	$358
Premiums receivable from acquisitions	—	274
Gross written premiums on new business (1)	273	299
Gross premiums received	(267)	(276)
Adjustments:
Changes in the expected term	(1)	2
Accretion of discount	5	10
Foreign exchange translation and remeasurement (1)	(32)	63
Cancellation of assumed reinsurance	(10)	—
December 31, (1)	$698	$730
____________________

(1)
Includes foreign exchange gain (loss) on remeasurement recorded in the combined statements of operations of $(31) million in 2018 and $60 million in 2017.The remaining foreign exchange translation was recorded in OCI, prior to the date of the Combination.

(2)	Excludes $3 million and $4 million as of December 31, 2018 and 2017, respectively, related to consolidated FG VIEs.

Approximately 88% and 89% of installment premiums at December 31, 2018 and December 31, 2017, respectively, are denominated in currencies other than the U.S. dollar, primarily the euro and pound sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable
(Undiscounted)

As of December 31, 2018
(in millions)
2019 (January 1 – March 31)	$22
2019 (April 1 – June 30)	23
2019 (July 1 – September 30)	16
2019 (October 1 – December 31)	11
2020	71
2021	57
2022	62
2023	49
2024-2028	217
2029-2033	145
2034-2038	78
After 2038	89
Total (1)	$840
____________________

(1)	Excludes expected cash collections on consolidated FG VIEs of $4 million.

The timing and cumulative amount of actual net earned premiums may differ from expected net earned premiums in the table below due to factors such as accelerations, commutations, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2018
(in millions)
2019 (January 1 – March 31)	$47
2019 (April 1 – June 30)	45
2019 (July 1 – September 30)	44
2019 (October 1 – December 31)	43
Subtotal 2019	179
2020	164
2021	150
2022	139
2023	128
2024-2028	500
2029-2033	329
2034-2038	194
After 2038	172
Net deferred premium revenue(1)	1,955
Future accretion	105
Total future net earned premiums	$2,060
____________________

(1)	Excludes net earned premiums on consolidated FG VIEs of $59 million.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of December 31, 2018	As of December 31, 2017
	(dollars in millions)
Premiums receivable	$698	$730
Gross deferred premium revenue	938	994
Weighted-average risk-free rate used to discount premiums	2.2%	2.3%
Weighted-average period of premiums receivable (in years)	9.6	9.6

Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded reinsurance contracts, are deferred and reported net.

Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine deferral rates.

Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable.

DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is recognized at that time. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred.

Rollforward of
Deferred Ceding Commissions,
Net of DAC (1)

	Year Ended December 31,
	2018	2017
	(in millions)
Beginning of year	$(93)	$(80)
DAC adjustments from acquisitions (see Note 2)	—	(3)
Costs deferred during the period	(16)	(24)
Costs amortized during the period (2)	10	14
December 31,	$(99)	$(93)
____________________

(1)	The balances are included in other liabilities on the balance sheets.

(2)	Included in other expenses in statements of operations.

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses and reported in other assets. As discussed in Note 7, Fair Value Measurement, contracts that meet the definition of a derivative, as well as consolidated FG VIEs’ assets and liabilities, are recorded separately at fair value. Any expected losses related to consolidated FG VIEs are eliminated upon consolidation.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. Unearned premium reserve is deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations (contra-paid). At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (total losses) exceed the deferred premium revenue, on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the combined statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if “total loss” is not in excess of deferred premium revenue, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The ceded component of salvage and subrogation recoverable is recorded in the line item other liabilities.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. To discount loss reserves, the Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 3.06% with a weighted average of 2.73% as of December 31, 2018 and from 0.00% to 2.78% with a weighted average of 2.40% as of December 31, 2017.

Net Reserve (Salvage)

	As of December 31, 2018	As of December 31, 2017
	(in millions)
Public finance:
U.S. public finance	$315	$447
Non-U.S. public finance	10	15
Public finance	325	462
Structured finance:
U.S. RMBS (1)	27	6
Other structured finance	8	10
Structured finance	35	16
Total	$360	$478
____________________

(1)	Excludes net reserves of $44 million and $47 million as of December 31, 2018 and December 31, 2017, respectively, related to consolidated FG VIEs.

Components of Net Reserves (Salvage)

	As of December 31, 2018	As of December 31, 2017
	(in millions)
Loss and LAE reserve	$770	$931
Reinsurance recoverable on unpaid losses	(179)	(227)
Loss and LAE reserve, net	591	704
Salvage and subrogation recoverable	(311)	(297)
Salvage and subrogation payable (1)	80	71
Salvage and subrogation recoverable, net	(231)	(226)
Net reserves (salvage)	$360	$478
____________________

(1)	Recorded as a component of other assets in combined balance sheets.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2018
(in millions)
Net expected loss to be paid - financial guaranty insurance (1)	469
Contra-paid, net	35
Salvage and subrogation recoverable, net of reinsurance	231
Loss and LAE reserve, net of reinsurance	(591)
Net expected loss to be expensed (present value) (2)	$144
____________________
(1)    See "Net Expected Loss to be Paid (Recovered) by Accounting Model" table in Note 5, Expected Loss to be Paid.

(2)     Excludes $38 million as of December 31, 2018, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2018
(in millions)
2019 (January 1 – March 31)	$3
2019 (April 1 – June 30)	4
2019 (July 1 – September 30)	4
2019 (October 1 – December 31)	4
Subtotal 2019	15
2020	14
2021	12
2022	12
2023	11
2024-2028	45
2029-2033	22
2034-2038	10
After 2038	3
Net expected loss to be expensed	144
Future accretion	(14)
Total expected future loss and LAE	$130

The following table presents the loss and LAE recorded in the combined statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Combined Statements of Operations

	Loss (Benefit)
	Year Ended December 31,
	2018	2017
	(in millions)
Public finance:
U.S. public finance	$30	$270
Non-U.S. public finance	(4)	(1)
Public finance	26	269
Structured finance:
U.S. RMBS (1)	(1)	(3)
Other structured finance	—	(9)
Structured finance	(1)	(12)
Loss and LAE	$25	$257
____________________

(1)	Excludes losses of $3 million and $8 million for the years ended December 31, 2018 and December 31, 2017, respectively, related to consolidated FG VIEs.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2018

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	71	(56)	3	(3)	48	(46)	122	—	122
Remaining weighted-average contract period (in years)	7.9	8.1	4.4	2.8	9.8	9.8	8.9	—	8.9
Outstanding exposure:
Principal	$2,605	$(596)	$265	$(44)	$4,308	$(1,067)	$5,471	$—	$5,471
Interest	1,129	(264)	72	(6)	2,137	(499)	2,569	—	2,569
Total(2)	$3,734	$(860)	$337	$(50)	$6,445	$(1,566)	$8,040	$—	$8,040
Expected cash outflows (inflows)	$85	$(18)	$42	$(4)	$2,418	$(518)	$2,005	$(247)	$1,758
Potential recoveries(3)	(257)	41	(25)	—	(1,642)	420	(1,463)	160	(1,303)
Subtotal	(172)	23	17	(4)	776	(98)	542	(87)	455
Discount	40	(8)	(1)	—	(2)	(34)	(5)	19	14
Present value of expected cash flows	$(132)	$15	$16	$(4)	$774	$(132)	$537	$(68)	$469
Deferred premium revenue	$105	$(15)	$56	$(3)	$204	$(25)	$322	$(60)	$262
Reserves (salvage)	$(150)	$19	$7	$(4)	$646	$(114)	$404	$(44)	$360

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2017

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	65	(54)	7	(6)	51	(49)	123	—	123
Remaining weighted-average contract period (in years)	9.1	8.0	11.6	5.0	9.0	10.2	9.3	—	9.3
Outstanding exposure:
Principal	$3,712	$(867)	$751	$(65)	$4,517	$(1,139)	$6,909	$—	$6,909
Interest	1,860	(351)	481	(24)	2,027	(544)	3,449	—	3,449
Total(2)	$5,572	$(1,218)	$1,232	$(89)	$6,544	$(1,683)	$10,358	$—	$10,358
Expected cash outflows (inflows)	$140	$(42)	$325	$(16)	$2,451	$(591)	$2,267	$(258)	$2,009
Potential recoveries (3)	(255)	36	(64)	1	(1,692)	462	(1,512)	161	(1,351)
Subtotal	(115)	(6)	261	(15)	759	(129)	755	(97)	658
Discount	30	(3)	(73)	3	20	(36)	(59)	19	(40)
Present value of expected cash flows	$(85)	$(9)	$188	$(12)	$779	$(165)	$696	$(78)	$618
Deferred premium revenue	$73	$(15)	$88	$(4)	$283	$(35)	$390	$(69)	$321
Reserves (salvage)	$(110)	$(3)	$160	$(10)	$631	$(143)	$525	$(47)	$478
____________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)
Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlement or litigation judgments, excess spread on any underlying collateral and other estimated recoveries.

Ratings Impact on Financial Guaranty Business

A downgrade of the Company may result in increased claims under financial guaranties issued by the Company, if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. AGM insures periodic payments owed by the municipal obligors to the bank counterparties. In certain cases, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were downgraded below "A" by S&P or below "A2" by Moody's, and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then AGM could pay claims in an amount not exceeding approximately $212 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGM may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% - 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM under its financial guaranty policy. As of December 31, 2018, the Company had insured approximately $3.0 billion net par of VRDOs, of which approximately $38 million of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

In addition, AGM may be required to pay claims in respect of AGMH’s former financial products business if Dexia SA and its affiliates, from which Assured Guaranty had purchased AGMH and its subsidiaries, do not comply with their obligations following a downgrade of the financial strength rating of AGM. A downgrade of the financial strength rating of AGM could trigger a payment obligation of AGM in respect to AGMH's former guaranteed investment contracts (GIC) business. Most GICs insured by AGM allow for the termination of the GIC contract and a withdrawal of GIC funds at the option of the GIC holder in the event of a downgrade of AGM below a specified threshold, generally below A- by S&P or A3 by Moody's. AGMH's former subsidiary FSA Asset Management LLC is expected to have sufficient eligible and liquid assets to satisfy any expected withdrawal and collateral posting obligations resulting from future rating actions affecting AGM.

7.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2018, no changes were made to the Company’s valuation models that had, or are expected to have, a material impact on the Company’s combined balance sheets or statements of operations and comprehensive income.

 The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability's categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

During the periods presented, there were no transfers into or from Level 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

As of December 31, 2018, the Company used models to price 68 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a fair value of $648 million. Most Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

As of December 31, 2018 and December 31, 2017, other invested assets included investments carried and measured at fair value on a recurring basis of $1 million and $47 million, respectively. December 31, 2017 included primarily preferred stock investments in the global property catastrophe risk market and in a fund that invested primarily in senior loans and bonds, which were sold in 2018. Fair values for the preferred stock investments were based on their respective net asset value (NAV) per share or equivalent.

Other Assets

Committed Capital Securities (CCS)

The fair value of AGM Committed Preferred Trust Securities (the AGM CPS), which is recorded in “other assets” on the combined balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 16, Credit Facilities). The AGM CPS are carried at fair value with changes in fair value recorded in other income in the combined statement of operations. The estimated current cost of the AGM CPS is based on several factors, including AGM CDS spreads, London Interbank Offered Rate (LIBOR) curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The following is a description of the fair value methodology applied to the Company's insured CDS that are accounted for as credit derivatives. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s transactions to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the Company’s own credit spread affects the pricing of its transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2018 were such that market prices of the Company’s CDS contracts were not available.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules. The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the Company’s credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process. The following spread hierarchy is utilized in determining which source of gross spread to use.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Transactions priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

The rates used to discount future expected premium cash flows ranged from 2.47% to 2.79% at December 31, 2018 and 1.97% to 2.29% at December 31, 2017.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its transactions. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGM. For credit spreads on AGM’s name, the Company obtains the quoted price of CDS contracts traded on AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGM affects the amount of spread on CDS transactions that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGM increases, the amount of premium the Company retains on a transaction generally decreases. Due to the low volume and total net par of CDS contracts remaining in AGM's portfolio, changes in AGM's credit spreads do not significantly affect the fair value of these CDS contracts.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company's CDS modeling techniques are:

•	The model takes into account the transaction structure and the key drivers of market value.

•	The model maximizes the use of market-driven inputs whenever they are available.

•	The model is a consistent approach to valuing positions.

The primary weaknesses of the Company's CDS modeling techniques are:

•	There is no exit market or any actual exit transactions; therefore, the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third-party, based on a discounted cash flow approach. The FG VIEs issued securities collateralized by first lien and second lien RMBS as well as loans and receivables.

The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets. The third-party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third-party, on comparable bonds.

The models to price the FG VIEs’ liabilities used, where appropriate, the same inputs used in determining fair value of FG VIEs’ assets and, for those liabilities insured by the Company, the benefit from the Company's insurance policy guaranteeing the timely payment of principal and interest, taking into account the Company’s own credit risk.

Significant changes to any of the inputs described above could have materially changed the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIEs that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company's financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2018

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale (1):
Fixed-maturity securities
Obligations of state and political subdivisions	$2,898	$—	$2,860	$38
U.S. government and agencies	43	—	43	—
Corporate securities	1,093	—	1,037	56
Mortgage-backed securities:
RMBS	459	—	170	289
Commercial mortgage-backed securities (CMBS)	276	—	276	—
Asset-backed securities	294	—	29	265
Non-U.S. government securities	279	—	279	—
Total fixed-maturity securities	5,342	—	4,694	648
Short-term investments	319	143	176	—
Other invested assets (2)	5	—	—	5
FG VIEs’ assets, at fair value (3)	467	—	—	467
Other assets (3)	38	—	—	38
Total assets carried at fair value	$6,171	$143	$4,870	$1,158
Liabilities:
FG VIEs’ liabilities with recourse, at fair value (5)	409	—	—	409
FG VIEs’ liabilities without recourse, at fair value (3)	101	—	—	101
Other liabilities (3) (4)	26	—	—	26
Total liabilities carried at fair value	$536	$—	$—	$536

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2017

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale (1):
Fixed-maturity securities
Obligations of state and political subdivisions	$3,615	$—	$3,594	$21
U.S. government and agencies	25	—	25	—
Corporate securities	941	—	874	67
Mortgage-backed securities:
RMBS	374	—	74	300
CMBS	257	—	257	—
Asset-backed securities	142	—	4	138
Non-U.S. government securities	305	—	305	—
Total fixed-maturity securities	5,659	—	5,133	526
Short-term investments	364	220	144	—
Other invested assets (2)	6	—	—	6
FG VIEs’ assets, at fair value (3)	577	—	—	577
Other assets (3)	30	—	—	30
Total assets carried at fair value	$6,636	$220	$5,277	$1,139
Liabilities:
FG VIEs’ liabilities with recourse, at fair value (3)	495	—	—	495
FG VIEs’ liabilities without recourse, at fair value (3)	128	—	—	128
Other liabilities (3) (4)	49	—	—	49
Total liabilities carried at fair value	$672	$—	$—	$672
____________________
(1)    Change in fair value is included in OCI.

(2)
Excludes investments of $45 million as of December 31, 2017, measured using NAV per share with the change in fair value recorded in the combined statements of operations, which were sold in 2018. Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.

(3)    Change in fair value is included in the combined statements of operations.

(4)    Includes credit derivative liabilities. See Note 8, Contracts Accounted for as Credit Derivatives.

(5)	Change in fair value attributable to ISCR is recorded in OCI with the remainder of the change in fair value recorded in the combined statements of operations.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2018 and 2017.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2018

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (7)		Credit Derivative Asset (Liability), net (5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2017	$21		$67		$300		$138		$577		$31		$(48)		$(495)		$(128)
Total pretax realized and unrealized gains/(losses) recorded in: (1)
Net income (loss)	2	(2)	(14)	(2)	20	(2)	5	(2)	(1)	(3)	7	(4)	4	(6)	1	(3)	3	(3)
Other comprehensive income (loss)	16		3		(16)		(7)		—		—		—		—		—
Purchases	—		—		36		139		—		—		—		—		—
Settlements	(1)		—		(51)		(10)		(92)		—		19		84		8
FG VIE deconsolidations	—		—		—		—		(17)		—		—		1		16
Fair value as of December 31, 2018	$38		$56		$289		$265		$467		$38		$(25)		$(409)		$(101)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2018									$8	(3)	$8	(4)	$21	(6)	$3	(3)	$3	(3)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2018	$16		$3		$(14)		$(7)				$—				$—

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2017

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (7)		Credit Derivative Asset (Liability), net (5)		FG VIEs’ Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2016	$36		$60		$327		$314		$644		$31		$(90)		$(602)		$(110)
AGLN Acquisition	—		—		—		7		—		—		—		—		—
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	(12)	(2)	6	(2)	28	(2)	8	(2)	30	(3)	—	(4)	26	(6)	(11)	(3)	(7)	(3)
Other comprehensive income (loss)	(1)		1		19		(5)		—		—		—		—		—
Additional paid-in capital	—		—		—		13		—		—		—		—		—
Purchases	—		—		42		79		—		—		—		—		—
Settlements	(2)		—		(116)		(278)		(118)		—		16		118		10
FG VIE consolidations	—		—		—		—		39		—		—		—		(39)
FG VIE deconsolidations	—		—		—		—		(18)		—		—		—		18
Fair value as of December 31, 2017	$21		$67		$300		$138		$577		$31		$(48)		$(495)		$(128)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2017	$(1)		$1		$18		$7		$52	(3)	$—	(4)	$40	(6)	$(8)	(3)	$(7)	(3)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in net investment income and other income.

(5)
Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (recorded in other liabilities) are shown gross in the combined balance sheet based on net exposure by counterparty.

(6)	Reported in net change in fair value of credit derivatives.

(7)    Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2018

Financial Instrument Description (1)	Fair Value at December 31, 2018 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$38	Yield	4.5%	-	26.1%	15.0%

Corporate securities	56	Yield	29.5%

RMBS	289	CPR	3.4%	-	12.2%	5.4%
		CDR	3.4%	-	6.9%	5.3%
		Loss severity	50.0%	-	100.0%	82.5%
		Yield	5.3%	-	8.1%	6.1%
Asset-backed securities:
Triple-X life insurance transactions	59	Yield	6.5%	-	7.1%	6.8%

Collateralized loan obligations (CLOs)	206	Yield	3.8%	-	4.7%	4.3%

FG VIEs’ assets, at fair value	467	CPR	0.9%	-	18.1%	8.8%
		CDR	1.3%	-	23.7%	5.1%
		Loss severity	60.0%	-	100.0%	77.4%
		Yield	5.0%	-	10.2%	7.1%

Other assets	37	Implied Yield	6.6%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(25)	Hedge cost (in basis points (bps))	5.7	-	28.9	19.1
		Bank profit (in bps)	16.5	-	69.3	51.7
		Internal credit rating	AA+	-	BBB-	A-

FG VIEs’ liabilities, at fair value	(510)	CPR	0.9%	-	18.1%	8.8%
		CDR	1.3%	-	23.7%	5.1%
		Loss severity	60.0%	-	100.0%	77.4%
		Yield	5.0%	-	10.2%	5.6%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excludes several investments recorded in other invested assets with fair value of $5 million.

 Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2017

Financial Instrument Description (1)	Fair Value at December 31, 2017 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$21	Yield	4.5%	-	39.5%	15.7%

Corporate securities	67	Yield	22.5%

RMBS	300	CPR	3.5%	-	13.0%	5.9%
		CDR	3.7%	-	9.2%	6.1%
		Loss severity	55.0%	-	100.0%	82.4%
		Yield	4.7%	-	7.5%	5.4%
Asset-backed securities:
Triple-X life insurance transactions	58	Yield	6.2%	-	6.4%	6.3%

CLOs	80	Yield	3.0%	-	3.4%	3.2%

FG VIEs’ assets, at fair value	577	CPR	3.0%	-	14.9%	9.4%
		CDR	1.3%	-	21.7%	5.5%
		Loss severity	60.0%	-	100.0%	77.2%
		Yield	3.7%	-	10.0%	6.2%

Other assets	29	Implied Yield	5.2%
		Term (years)	10 years
Liabilities:
Credit derivative liabilities, net	(48)	Hedge cost (in bps)	20.5	-	61.5	25.5
		Bank profit (in bps)	16.5	-	366.9	90.1
		Internal credit rating	AA+	-	BBB-	A-

FG VIEs’ liabilities, at fair value	(623)	CPR	3.0%	-	14.9%	9.4%
		CDR	1.3%	-	21.7%	5.5%
		Loss severity	60.0%	-	100.0%	77.2%
		Yield	3.4%	-	10.0%	4.9%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excludes several investments recorded in other invested assets with fair value of $6 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

For financial guaranty insurance contracts that are acquired in a business combination, the Company measures each contract at fair value on the date of acquisition, and then follows insurance accounting guidance on a recurring basis thereafter.  In addition, the Company discloses the fair value of its outstanding financial guaranty insurance contracts.  In both cases, fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The Company classified this fair value measurement as Level 3.

Other Invested Assets

The other invested assets not carried at fair value consisted primarily of a surplus note issued by AGC to AGM. The fair value of the surplus note was determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2018		As of December 31, 2017
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Other invested assets	$301	$291	$303	$308
Other assets (2)	92	92	59	59
Liabilities:
Financial guaranty insurance contracts (1)	1,697	2,507	1,861	3,137
Other liabilities (2)	8	7	6	6
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

(2)
The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, for which the carrying value approximates fair value. The fair value of the notes payable, which are included in other liabilities, was determined by calculating the present value of the expected cash flows and were classified as Level 3 in the fair value hierarchy.

8.    Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). The credit derivative portfolio also includes interest rate swaps.

Credit derivative transactions are governed by ISDA documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the combined statement of operations. Realized gains (losses) and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commission expense or income and any realized gains or losses on termination. The fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's combined balance sheets. See Note 7, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

The components of the Company's credit derivative net par outstanding are presented in the table below. The estimated remaining weighted average life of credit derivatives was 5.6 years at December 31, 2018 and 6.7 years at December 31, 2017.

Credit Derivatives

	As of December 31, 2018		As of December 31, 2017
Asset Type	Net Par Outstanding	Net Fair Value	Net Par Outstanding	Net Fair Value
	(in millions)
Municipal utilities	$189	$—	$349	$(3)
Health care revenue	188	(1)	260	—
Regulated utilities	167	—	177	—
U.S. RMBS	—	—	25	(1)
Other (1)	227	(24)	313	(44)
Total	$771	$(25)	$1,124	$(48)
____________________

(1)	This represents numerous transactions across various asset classes, such as tax-supported and transportation revenue.

Distribution of Credit Derivative Net Par Outstanding
by Internal Rating

	As of December 31, 2018		As of December 31, 2017
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AA	$107	13.9%	$185	16.5%
A	419	54.3	526	46.8
BBB	245	31.8	413	36.7
Credit derivative net par outstanding	$771	100.0%	$1,124	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gain (Loss)

	Year Ended December 31,
	2018	2017
	(in millions)
Realized gains on credit derivatives	$2	$10
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(20)	(27)
Realized gains (losses) and other settlements	(18)	(17)
Net unrealized gains (losses)	22	43
Net change in fair value of credit derivatives	$4	$26

During 2018 and 2017, unrealized fair value gains were generated primarily as a result of CDS terminations, run-off of net par outstanding, and price improvements on the underlying collateral of the Company’s CDS. The cost to buy protection in AGM’s name did not have a material impact on the Company’s unrealized fair value gains and losses on CDS in either period.

Credit Derivatives (1)

	As of December 31, 2018	As of December 31, 2017
	(in millions)
Credit derivative assets	$1	$1
Credit derivative liabilities	26	49
____________________
(1)     Included in other assets or other liabilities on the combined balance sheets.

9.    Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGM does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs, generate interest income that are in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIEs’ debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

Accounting Policy

The Company evaluates whether it is the primary beneficiary of its VIEs. If the Company concludes that it is the primary beneficiary, it is required to consolidate the entire VIE in the Company's financial statements and eliminate the effects of the financial guaranty insurance contracts issued by AGM on the consolidated FG VIEs’ debt obligations.

The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

As part of the terms of its financial guaranty contracts, the Company, under its insurance contract, obtains certain protective rights with respect to the VIE that give the Company additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the VIE is deconsolidated.

The FG VIEs’ liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs’ assets. FG VIEs’ liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs’ assets.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs’ activities. The Company records the fair value of FG VIEs’ assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "fair value gains (losses) on FG VIEs" in the statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in ISCR which is now separately presented in OCI, effective January 1, 2018 as described below. Interest income and interest expense are derived from the trustee reports and also included in “fair value gains (losses) on FG VIEs.” The Company has elected the fair value option for assets and liabilities classified as FG VIEs’ assets and liabilities because the carrying amount transition method was not practical.

The cash flows generated by the FG VIEs’ assets are classified as cash flows from investing activities. Paydowns of FG VIEs' liabilities are supported by the cash flows generated by FG VIEs’ assets, and for liabilities with recourse, possibly claim payments made by AGM under its financial guaranty insurance contracts. Paydowns of FG VIEs' liabilities both with and without recourse are classified as cash flows used in financing activities. Interest income, interest expense and other expenses of the FG VIEs’ assets and liabilities are classified as operating cash flows. Claim payments made by AGM under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIEs’ liabilities as a financing activity as opposed to an operating activity of AGM.

Adoption of ASU 2016-01

Amendments under ASU 2016-01 apply to the Company's FG VIEs’ liabilities which the Company had historically elected to measure through the consolidated statements of operations in "fair value gains (losses) on FG VIEs" under the fair value option. For FG VIEs’ liabilities with recourse, the portion of the change in fair value caused by changes in ISCR must now be separately presented in OCI as opposed to the consolidated statements of operations.

The inception to date change in fair value of the FG VIEs’ liabilities with recourse attributable to the ISCR is calculated by holding all current period assumptions constant for each security and isolating the effect of the change in the
Company’s CDS spread from the most recent date of consolidation to the current period. In general, if the Company’s CDS spread tightens more value will be assigned to the Company’s credit; however, if the Company’s CDS widens, less value is assigned to the Company’s credit.

On adoption of ASU 2016-01, the Company reclassified a loss of approximately $28 million, net of tax, from retained earnings to AOCI. This amount represents the portion of the fair value of the FG VIEs’ liabilities with recourse that related to the change in the Company's own credit risk from the date of consolidation through January 1, 2018. The accounting and disclosure of the FG VIEs’ liabilities without recourse are unchanged.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	Year Ended December 31,
	2018	2017
Beginning of year	24	23
Consolidated	—	2
Deconsolidated	(1)	(1)
December 31	23	24

The total unpaid principal balance for the FG VIEs’ assets that were over 90 days or more past due was approximately $59 million at December 31, 2018 and $84 million at December 31, 2017. The aggregate unpaid principal of the FG VIEs’ assets was approximately $306 million greater than the aggregate fair value at December 31, 2018. The aggregate unpaid principal of the FG VIEs’ assets was approximately $313 million greater than the aggregate fair value at December 31, 2017.

The change in the instrument-specific credit risk of the FG VIEs’ assets held as of December 31, 2018 that was recorded in the combined statements of operations for 2018 was a gain of $5 million. The change in the ISCR of the FG VIEs’ assets was a gain of $29 million for 2017. To calculate ISCR, the change in the fair value of the FG VIEs’ assets is allocated between changes that are due to ISCR and changes due to other factors, including interest rates. The ISCR amount is determined by using expected cash flows at the date of consolidation less current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, at the relevant effective interest rate.

The unpaid principal for FG VIEs’ liabilities with recourse, which represent obligations insured by AGM, was $450 million and $535 million as of December 31, 2018 and December 31, 2017, respectively. FG VIEs’ liabilities with recourse will mature at various dates ranging from 2018 to 2038. The aggregate unpaid principal balance of the FG VIEs’ liabilities with recourse was approximately $41 million and $40 million greater than the aggregate fair value of the FG VIEs’ liabilities with recourse as of December 31, 2018 and December 31, 2017, respectively. The aggregate unpaid principal balance of the FG VIEs’ liabilities without recourse was approximately $26 million and $24 million greater than the aggregate fair value of the FG VIEs’ liabilities without recourse as of December 31, 2018 and December 31, 2017, respectively. See Combined Statements of Comprehensive Income and Note 17, Other Comprehensive Income, for information on changes in fair value of the FG VIEs’ liabilities with recourse that is attributable to changes in the Company's own credit risk.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the combined financial statements, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2018		As of December 31, 2017
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$279	$308	$337	$363
U.S. RMBS second lien	87	101	112	132
Total with recourse	366	409	449	495
Without recourse	101	101	128	128
Total	$467	$510	$577	$623

The effects of consolidating FG VIEs includes (i) changes in fair value gains (losses) on FG VIEs’ assets and liabilities, (ii) the elimination of premiums and losses related to the FG VIEs’ liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGM insured FG VIEs’ debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs

	Year Ended December 31,
	2018	2017
	(in millions)
Net earned premiums	$(11)	$(13)
Net investment income	(4)	(4)
Fair value gains (losses) on FG VIEs	10	24
Loss and LAE	3	8
Effect on income before tax	(2)	15
Less: tax provision (benefit)	(1)	4
Effect on net income (loss)	$(1)	$11

Effect on OCI	$1	$(1)

Effect on cash flows from operating activities	$9	$18

	As of December 31, 2018	As of December 31, 2017
	(in millions)
Effect on shareholder's equity (decrease) increase	$8	$10

For all periods presented, the primary driver of the gain in fair value of FG VIEs’ assets and FG VIEs’ liabilities was an increase in the value of the FG VIEs’ assets resulting from improvement in the underlying collateral.

Non-Consolidated VIEs

As described in Note 4, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately 16 thousand policies monitored as of December 31, 2018, approximately 15 thousand policies are not within the scope of FASB Accounting Standards Codification (ASC) 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of December 31, 2018 and December 31, 2017, the Company identified 77 and 71 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated 23 and 24 FG VIEs as of December 31, 2018 and December 31, 2017, respectively. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 4, Outstanding Exposure.

10.    Investments and Cash

Accounting Policy

The vast majority of the Company's investment portfolio consists of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 94% based on fair value as of December 31, 2018), and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on other-than-temporarily-impaired securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities is recorded in OCI. For securities in an unrealized loss position where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) is recorded in the combined statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments (OTTI) on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Loss mitigation securities are generally purchased at a discount and are accounted for based on their underlying investment type, excluding the effects of the Company’s insurance. Interest income on loss mitigation securities is recognized on a level yield basis over the remaining life of the security.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Other invested assets, as of December 31, 2018, primarily include:

•	a surplus note issued by AGC to AGM (see Note 14, Related Party Transactions). The surplus note is being held to maturity,

•
an investment in the limited partnership interest of a fund that invests in the equity of private equity managers and a minority interest in an independent investment advisory firm specializing in separately managed accounts, both of which are accounted for under the equity method. See "Adoption of ASU 2016-01" below.

Cash consists of cash on hand and demand deposits. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company to the consolidated FG VIEs until the subsequent reporting period. The Company has no restricted cash at December 31, 2018 and 2017.

Assessment for Other-Than Temporary Impairments

The Company has a formal review process to determine OTTI for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an OTTI is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral such as default rates, recoveries and changes in value. The assumptions used in these projections require the use of significant management judgment.

In addition to the factors noted above, the Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Adoption of ASU 2016-01

Up until December 31, 2017, the change in fair value of preferred stock investments was recorded in OCI. Effective January 1, 2018, in accordance with ASU 2016-01, the change in fair value of these investments is recorded in other income in the combined statements of operations. Upon adoption of this section of ASU 2016-01, the Company reclassified a loss of approximately $1 million, net of tax, from AOCI to retained earnings. See also Note 9, Variable Interest Entities, for the effect of this ASU on FG VIEs.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in Other Assets, was $53 million and $59 million as of December 31, 2018 and December 31, 2017, respectively.

Net Investment Income

	Year Ended December 31,
	2018	2017
	(in millions)
Income from fixed-maturity securities managed by third parties	$159	$161
Income from internally managed securities	42	55
Interest income on Surplus Note	11	11
Gross investment income	212	227
Investment expenses	(5)	(5)
Net investment income	$207	$222

The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2018	2017
	(in millions)
Gross realized gains on available-for-sale securities	$20	$52
Gross realized losses on available-for-sale securities	(8)	(9)
Net realized gains (losses) on other invested assets	(1)	—
OTTI	(35)	(37)
Net realized investment gains (losses)	$(24)	$6
____________________

(1)	Net OTTI recognized in net income (loss) was primarily a result of a decline in expected cash flows on loss mitigation securities.

The proceeds from sales of fixed-maturity securities available-for-sale were $487 million and $1,086 million for the years ended December 31, 2018 and 2017, respectively.

The following table presents the roll-forward of the credit losses on fixed-maturity securities for which the Company has recognized an OTTI and for which unrealized loss was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	Year Ended December 31,
	2018	2017
	(in millions)
Balance, beginning of period	$148	$124
Additions for credit losses on securities for which an OTTI was not previously recognized	—	13
Reductions for securities sold and other settlements	—	(4)
Additions for credit losses on securities for which an OTTI was previously recognized	21	15
Balance, end of period	$169	$148

Investment Portfolio

As of December 31, 2018, the majority of the investment portfolio is managed by seven outside managers (including Wasmer, Schroeder & Company LLC, in which the Company has a minority interest). The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside managers to purchase securities rated lower than A- by S&P or A3 by Moody’s, excluding an allocation, not to exceed 5% of the aggregate externally managed portfolio, to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s.

The investment portfolio tables shown below include assets managed both externally and internally. The internally managed portfolio primarily consists of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) other alternative investments that the Company believes present an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase loss mitigation securities, at discounted prices. The Company also holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management assets).

Alternative investments include various funds investing in both equity and debt securities, including catastrophe bonds (until redemption in 2018) as well as investments in investment managers. In February 2017 the Company agreed to purchase up to $100 million of limited partnership interests in a fund that invests in the equity of private equity managers of which $83 million remains to be invested as of December 31, 2018.

Investment Portfolio
Carrying Value

	As of December 31,
	2018	2017
	(in millions)
Fixed-maturity securities (1):
Externally managed	$4,890	$5,201
Internally managed	452	458
Short-term investments	319	364
Other invested assets:
Internally managed
Surplus Note	300	300
Alternative investments	25	69
Other	6	9
Total	$5,992	$6,401
____________________

(1)	8.3% of fixed-maturity securities are rated BIG as of both December 31, 2018 and December 31, 2017.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2018

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI (2)	Weighted Average Credit Rating (3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	50%	$2,816	$89	$(7)	$2,898	$13	AA-
U.S. government and agencies	1	41	2	—	43	—	AA+
Corporate securities	20	1,117	8	(32)	1,093	(4)	A
Mortgage-backed securities(4):
RMBS	8	475	10	(26)	459	(14)	BB+
CMBS	5	278	2	(4)	276	—	AAA
Asset-backed securities	5	284	12	(2)	294	8	A+
Non-U.S. government securities	5	299	2	(22)	279	—	AA
Total fixed-maturity securities	94	5,310	125	(93)	5,342	3	A+
Short-term investments	6	319	—	—	319	—	AAA
Total investment portfolio	100%	$5,629	$125	$(93)	$5,661	$3	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2017

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI (2)	Weighted Average Credit Rating (3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	60%	$3,473	$149	$(7)	$3,615	$(3)	AA
U.S. government and agencies	1	23	2	—	25	—	AA+
Corporate securities	16	916	40	(15)	941	(6)	A+
Mortgage-backed securities(4):
RMBS	6	373	15	(14)	374	(1)	B+
CMBS	4	253	6	(2)	257	—	AAA
Asset-backed securities	2	126	16	—	142	9	BBB+
Non-U.S. government securities	5	315	7	(17)	305	—	AA
Total fixed-maturity securities	94	5,479	235	(55)	5,659	(1)	AA-
Short-term investments	6	364	—	—	364	—	AAA
Total investment portfolio	100%	$5,843	$235	$(55)	$6,023	$(1)	AA-
____________________

(1)	Based on amortized cost.

(2)	See Note 17, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio primarily consists of high-quality, liquid instruments.

(4)	U.S. government-agency obligations were approximately 27% of mortgage backed securities as of December 31, 2018 and 13% as of December 31, 2017 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2018 and December 31, 2017 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2018 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
New York	$6	$22	$276	$304	$299	AA
Texas	7	83	213	303	297	AA
California	18	46	153	217	208	AA-
Washington	30	40	130	200	197	AA
Florida	8	8	160	176	171	AA-
Massachusetts	46	—	103	149	142	AA
Illinois	4	49	93	146	141	A+
Georgia	6	8	81	95	92	AA-
Pennsylvania	19	4	69	92	90	A+
District of Columbia	16	—	66	82	82	AA
All others	47	108	628	783	756	AA-
Total	$207	$368	$1,972	$2,547	$2,475	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2017 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
New York	$12	$21	$337	$370	$356	AA
Texas	4	120	207	331	319	AA
California	31	49	201	281	264	AA-
Washington	31	42	142	215	208	AA
Florida	6	12	185	203	193	AA-
Massachusetts	42	—	106	148	139	AA
Illinois	4	45	95	144	136	A
Michigan	—	—	98	98	93	A+
Ohio	16	13	66	95	93	AA
Georgia	—	8	85	93	87	A+
All others	117	149	688	954	925	AA-
Total	$263	$459	$2,210	$2,932	$2,813	AA-
____________________

(1)
Excludes $351 million and $683 million as of December 31, 2018 and 2017, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio primarily consists of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities and universities.

Revenue Bonds
Sources of Funds

	As of December 31, 2018		As of December 31, 2017
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Transportation	$549	$539	$579	$552
Water and sewer	361	352	415	397
Higher education	356	348	342	327
Tax backed	266	258	363	345
Municipal utilities	204	186	234	228
Healthcare	165	159	185	175
All others	71	70	92	90
Total	$1,972	$1,912	$2,210	$2,114

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2018

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$85	$(1)	$289	$(6)	$374	$(7)
U.S. government and agencies	1	—	7	—	8	—
Corporate securities	478	(13)	183	(19)	661	(32)
Mortgage-backed securities:
RMBS	56	(2)	213	(24)	269	(26)
CMBS	69	(1)	84	(3)	153	(4)
Asset-backed securities	211	(2)	4	—	215	(2)
Non-U.S. government securities	83	(4)	99	(18)	182	(22)
Total	$983	$(23)	$879	$(70)	$1,862	$(93)
Number of securities (1)		256		260		500
Number of securities with OTTI (1)		5		15		18

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2017

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$96	$(2)	$165	$(5)	$261	$(7)
U.S. government and agencies	7	—	—	—	7	—
Corporate securities	47	—	167	(15)	214	(15)
Mortgage-backed securities:
RMBS	123	(4)	111	(10)	234	(14)
CMBS	—	—	35	(2)	35	(2)
Asset-backed securities	9	—	—	—	9	—
Non-U.S. government securities	19	—	140	(17)	159	(17)
Total	$301	$(6)	$618	$(49)	$919	$(55)
Number of securities (1)		101		148		243
Number of securities with OTTI (1)		9		10		18
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2018, 32 securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2018 was $41 million. As of December 31, 2017, of the securities in an unrealized loss position for 12 months or more, 24 securities had unrealized losses greater than 10% of book value with an unrealized loss of $26 million. The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2018 and December 31, 2017 were yield related and not the result of OTTI.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2018 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2018

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$173	$171
Due after one year through five years	971	956
Due after five years through 10 years	1,184	1,189
Due after 10 years	2,229	2,291
Mortgage-backed securities:
RMBS	475	459
CMBS	278	276
Total	$5,310	$5,342

Based on fair value, investments and restricted cash that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $13 million and $10 million, as of December 31, 2018 and December 31, 2017, respectively. In addition, the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGE as of December 31, 2018 and December 31, 2017 was approximately $257 million and $199 million, respectively, based on fair value.

No material investments of the Company were non-income producing for years ended December 31, 2018 and 2017, respectively.

11.    Insurance Company Regulatory Requirements

The following table summarizes the equity and income amounts reported to the New York State Department of Financial Services (NYDFS) by AGM and its indirect subsidiary, MAC. The discussion that follows describes the basis of accounting and differences to GAAP.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income
	As of December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in millions)
U.S. statutory companies:
AGM (1) (2)	$2,533	$2,254	$172	$152
MAC (2)	321	270	55	32
____________________

(1)	Policyholders' surplus of AGM includes its indirect ownership share of MAC. AGM owns approximately 61% of the outstanding stock of MAC Holdings, which owns 100% of the outstanding common stock of MAC.

(2)
As of December 31, 2018, policyholders' surplus is net of contingency reserves of $913 million and $200 million for AGM and MAC, respectively. As of December 31, 2017, policyholders' surplus is net of contingency reserves of $972 million and $224 million for AGM and MAC, respectively.

Basis of Regulatory Financial Reporting

United States

AGM's and MAC's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGM and MAC prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners and NYDFS. Prescribed statutory accounting practices are set forth in the National Association of Insurance Commissioners Accounting Practices and Procedures Manual. AGM and MAC have no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the statutory accounting practices listed below:

•
Upfront premiums are earned upon expiration of risk rather than earned over the expected period of coverage. Premiums earnings are accelerated when transactions are economically defeased, rather than legally defeased.

•	Acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned.

•	A contingency reserve is computed based on statutory requirements, whereas no such reserve is required under GAAP.

•	Certain assets designated as “non-admitted assets” are charged directly to statutory surplus, rather than reflected as assets under GAAP.

•	Investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent.

•
The amount of deferred tax assets that may be admitted is subject to an adjusted surplus threshold and is generally limited to the lesser of those assets the Company expects to realize within three years of the balance sheet date or fifteen percent of the Company's adjusted surplus. This realization period and surplus percentage are subject to change based on the amount of adjusted surplus. Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

•	Insured credit derivatives are accounted for as insurance contracts rather than as derivative contracts measured at fair value.

•	Bonds are generally carried at amortized cost rather than fair value.

•
Insured obligations of VIEs and refinancing vehicles debt, where the Company is deemed the primary beneficiary, are accounted for as insurance contracts. Under GAAP, such VIEs and refinancing vehicles are consolidated and any transactions with the Company are eliminated.

•
Surplus notes are recognized as surplus and each payment of principal and interest is recorded only upon approval of the insurance regulator rather than as liabilities with periodic accrual of interest.

•	Acquisitions are accounted for as either statutory purchases or statutory mergers, rather than under the purchase method under GAAP.

•
Losses are discounted at tax equivalent yields, and recorded when the loss is deemed probable and without consideration of the deferred premium revenue. Under GAAP, expected losses are discounted at the risk free rate at the end of each reporting period and are recorded only to the extent they exceed deferred premium revenue.

•	The present value of installment premiums and commissions are not recorded on the balance sheet as they are under GAAP.

•
Mergers of acquired companies are treated as statutory mergers at historical balances and financial statements are retroactively revised assuming the merger occurred at the beginning of the prior year, rather than prospectively beginning with the date of acquisition at fair value under GAAP.

United Kingdom

AGE prepares its Solvency and Financial Condition Report and other required regulatory financial report based on PRA and Solvency II Regulations (Solvency II). AGE adopted the full framework required by Solvency II on January 1, 2016, which is the date they became effective. As of December 31, 2018 and December 31, 2017, AGE's Own Funds were £693 million and £629 million, respectively.

Dividend Restrictions and Capital Requirements

United States

Under New York insurance law, AGM and MAC may only pay dividends out of "earned surplus," which is the portion of the company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends, transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM and MAC may each pay dividends without the prior approval of the New York Superintendent of Financial Services (New York Superintendent) that, together with all dividends declared or distributed by it during the preceding 12 months, do not exceed the lesser of 10% of its policyholders' surplus (as of its last annual or quarterly statement filed with the New York Superintendent) or 100% of its adjusted net investment income during that period.

The maximum amount available during 2019 for AGM to distribute to AGMH as dividends without regulatory approval is estimated to be approximately $172 million. Of such $172 million, $74 million was available and distributed in the first quarter of 2019. The maximum amount available during 2019 for MAC to distribute as dividends to MAC Holdings, which is owned by AGM and AGC, without regulatory approval is estimated to be approximately $32 million, of which approximately $5 million was available and distributed in the first quarter of 2019.

United Kingdom

U.K. company law prohibits AGE from declaring a dividend to its shareholders unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the PRA's capital requirements may in practice act as a restriction on dividends.

Accounting Policy

The Company records share repurchases as a reduction to common stock and additional paid-in capital. Once additional paid-in capital has been exhausted, share repurchases are recorded as a reduction to common stock and retained earnings.

Dividend Restrictions and Capital Requirements

Dividends and Return of Capital
By Insurance Company

	Year Ended December 31,
	2018	2017
	(in millions)
Dividends paid by AGM to AGMH	$171	$196
Dividends paid by MAC to MAC Holdings (1)	27	36
Repurchase of common stock by AGM from AGMH (2)	—	101
Redemption of common stock by MAC to MAC Holdings (1)	—	250
___________________

(1)	MAC Holdings distributed nearly the entire amounts to AGM and AGC, in proportion to their ownership percentages.

(2)
Represents repurchase of 42 of AGM's shares in 2017. Pursuant to AGM's Charter, the par value of AGM's remaining shares of common stock issued and outstanding increased automatically in order to maintain AGM's total paid-in capital at $15 million.

12.    Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

Non-interest-bearing tax and loss bonds are purchased in the amount of the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

The Company elected to account for tax associated with Global Intangible Low-Taxed Income (GILTI) as a current-period expense when incurred.

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, an indirect parent holding company.  Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis. On June 26, 2017, AGM purchased the European Subsidiaries from AGC; see Note 1, Business and Basis of Presentation and Note 2, Common Control Acquisition and Combination for additional information.

For 2018, AGM is taxed at the U.S. corporate income tax rate of 21% and its U.K subsidiaries are taxed at the corporate tax rate of 19% in U.K. Prior to the Combination discussed in Note 1, Business and Basis of Presentation and Note 2, Common Control Acquisition and Combination, the Company's U.K. subsidiaries, AGE, AGUK and AGLN, were taxed at the corporate tax rate of 19% in the U.K. and CIFGE was taxed at 33.33% in France. For 2017, AGM was taxed at the U.S. corporate income tax rate of 35% and its foreign subsidiaries, AGE, AGUK and AGLN, were taxed at the blended marginal corporate tax rate of 19.25% in the U.K. and CIFGE was taxed at 33.33% in France. For periods subsequent to April 1, 2017, the U.K. tax rate has been reduced to 19%. For the periods between April 1, 2015 and March 31, 2017 the U.K. corporation tax rate was 20%. AGE had previously elected under U.S. Internal Revenue Code Section 953(d) to be taxed as a U.S. company. In January 2017, AGE filed a request with the U.S. Internal Revenue Service (IRS) to revoke the election, which was approved in May 2017. As a result of the revocation of the Section 953(d) election, AGE is no longer liable to pay future U.S. taxes beginning in 2017.

Effect of the 2017 Tax Cuts and Jobs Act

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (Tax Act) was signed into law. The Tax Act changed many items of U.S. corporate income taxation, including a reduction of the corporate income tax rate from 35% to 21%, implementation of a territorial tax system and imposition of a tax on deemed repatriated earnings of non-U.S. subsidiaries. At December 31, 2017, the Company had not completed accounting for the tax effects of the Tax Act; however, the Company made a reasonable estimate of the effects on the existing deferred tax balances and the one-time transition tax. The Company recognized a provisional income tax expense of $44 million, which was included as a component of income tax expense from continuing operations in 2017. During 2018, the Company recorded an adjustment to the provisional amount with a $1 million tax benefit as a component of income tax expense from continuing operations. As of December 31, 2018, the accounting for the income tax effects of the Tax Act have been completed and the total net impact resulting from the Tax Act is an expense of $43 million.

The Tax Act includes provisions for GILTI wherein taxes are imposed on foreign income in excess of a deemed return on tangible assets of foreign corporations. The Tax Act also includes a Base Erosion Anti-abuse Tax provision, which taxes certain payments from a U.S. corporation to its foreign subsidiaries.

Deferred Tax Assets and Liabilities

The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. The provisional amount recorded related to the remeasurement of the deferred tax balance was an income tax expense of $16 million. Adjustments identified from filing the 2017 tax return did not materially change the provisional amount and as such, the total remeasurement of the deferred tax balance resulting from the Tax Act is an income tax expense of $16 million.

Foreign Tax Effects

The one-time transition tax is based on total post-1986 earnings and profits for which the Company had previously deferred U.S. income taxes. The Company recorded a provisional amount for its one-time transition tax liability on non-U.S. subsidiaries less realizable foreign tax credits (FTCs) and a write off of deferred tax liabilities on unremitted earnings, resulting in an increase in income tax expense of $28 million. As a result of adjustments identified from filing the 2017 tax return, the total impact to the transition tax resulting from the Tax Act is an income tax expense of $27 million.

The table below summarizes the impact of the Tax Act on the combined statements of operations.

Summary of the Tax Act Effect

	Year Ended December 31,
	2018	2017
	(in millions)
Transition tax	$(1)	$91
Foreign tax credit realized	—	(25)
Write down of unremitted earnings	—	(38)
Net impact of repatriation	(1)	28
Write down of deferred tax asset due to tax rate change	—	16
Net impact of Tax Act	$(1)	$44

Provision for Income Taxes

The effective tax rates reflect the proportion of income recognized by AGM and each of its operating subsidiaries, with AGM taxed at the U.S. marginal corporate income tax rate of 21% in 2018 and 35% in 2017, U.K. subsidiaries taxed at the U.K. marginal corporate tax rate of 19% unless taxed as a U.S. controlled foreign corporation (CFC), and the French subsidiary taxed at 33.33%. In 2018, due to the Tax Act, CFCs apply the local marginal corporate tax rate. In addition, the Tax Act creates a new requirement that a portion of the GILTI earned by CFCs must be included currently in the gross income of the CFCs' U.S. shareholder. For periods subsequent to April 1, 2017, the U.K. corporation tax rate has been reduced to 19%. For the periods between April 1, 2015 and March 31, 2017, the U.K. corporation tax rate was 20%. The Company’s overall effective tax rate fluctuates based on the distribution of income across jurisdictions.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2018	2017
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$63	$225
Tax-exempt interest	(15)	(33)
Change in liability for uncertain tax positions	(13)	(4)
Foreign taxes	(6)	1
Taxes on reinsurance	4	(4)
Effects of transitional adjustments related to the Tax Act	(1)	44
Other	(6)	(12)
Total provision (benefit) for income taxes	$26	$217
Effective tax rate	8.5%	33.7%

The change in liability for uncertain tax positions for 2018 is driven by the closure of the 2013 – 2014 tax years, see "Audits" below for further discussion.

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pretax loss in one jurisdiction and pretax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following tables present pretax income and revenue by jurisdiction.

Pretax Income (Loss) by Tax Jurisdiction

	As of December 31,
	2018	2017
	(in millions)
U.S.	$277	$472
U.K.	27	177
France	(1)	(5)
Total	$303	$644

Revenue by Tax Jurisdiction

	As of December 31,
	2018	2017
	(in millions)
U.S.	$416	$852
U.K.	33	170
France	2	(3)
Total	$451	$1,019

Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities)

	As of December 31, 2018	As of December 31, 2017
	(in millions)
Deferred tax assets (liabilities) (1)	$47	$11
Current tax assets (liabilities)	(44)	(121)
____________________

(1)	Included in other assets on the combined balance sheets.

Components of Net Deferred Tax Assets

	As of December 31,
	2018	2017
	(in millions)
Deferred tax assets:
Investment basis difference (1)	$37	$42
Unearned premium reserves, net	29	50
Foreign tax credit	24	31
Loss and LAE reserve	19	1
Cumulative translation adjustment (1)	8	3
FG VIEs	7	9
Other	16	5
Total deferred income tax assets	140	141
Deferred tax liabilities:
Deferred ceding commission	23	12
Unrealized appreciation on investments	15	35
Market discount	14	26
Unrealized appreciation on committed capital securities	8	6
Deferred balances related to non-U.S. affiliates	—	16
Other	9	4
Total deferred income tax liabilities	69	99
Less: Valuation allowance	24	31
Net deferred income tax asset	$47	$11
___________________

(1)	The prior period presentation for the investment basis difference was revised to record the cumulative translation adjustment in a separate line item.

Valuation Allowance

The Company has no FTC carryovers from previous acquisitions and $24 million of FTC due to the Tax Act for use against regular tax in future years. FTC will begin to expire in 2020 and will fully expire by 2027. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTCs will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining net deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

As of December 31, 2018, AGUS had open tax years with the IRS for 2015 to present. In December 2016, the IRS issued a Revenue Agent Report for the 2009 - 2012 audit period, which did not identify any material adjustments that were not already accounted for in prior periods. In April 2017, the Company received a final letter from the IRS to close the audit with no additional findings or changes, and as a result the Company released previously recorded uncertain tax position reserves and accrued interest of approximately $11.5 million in the second quarter of 2017. The 2013 and 2014 tax years closed in 2018. The Company's U.K. subsidiaries are not currently under examination and have open tax years of 2016 forward. In September 2018, the Company's French subsidiary, CIFGE (which was subsequently merged with AGE), concluded an examination for the period January 1, 2015 through December 31, 2016 with no material adjustments and has open tax years from 2017 to the date of its merger with AGE.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax positions.

	2018	2017
	(in millions)
Beginning of year	$21	$23
Effect of provision to tax return filing adjustments	1	7
Decrease in unrecognized tax positions as a result of settlement of positions taken during the prior period	—	(9)
Reductions to unrecognized tax benefits as a result of the applicable statute of limitations	(12)	—
Balance as of December 31,	$10	$21

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $1 million for the full year 2018 and $1 million for the full year 2017. As of December 31, 2018 and December 31, 2017, the Company has accrued $1 million and $2.5 million of interest, respectively.

The total amount of reserves for unrecognized tax positions, including accrued interest, as of December 31, 2018 and December 31, 2017 that would affect the effective tax rate, if recognized, was $11 million and $24 million, respectively. The Company released $15 million of previously recorded uncertain tax position reserves and accrued interest in 2018, due to the closing of the 2013 and 2014 tax years.

13.    Reinsurance

The Company assumes a portion of an insured risk (Assumed Business) and cedes portions of its insured risks (Ceded Business) in exchange for premiums, typically net of a ceding commissions. The Company historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 6 are followed. For any ceded credit derivative contracts, the accounting model in Note 8 is followed.

Ceded and Assumed Business

The Company has ceded financial guaranty business to affiliated and non-affiliated companies to limit its exposure to risk. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company's ceded contracts generally allow the Company to recapture ceded financial guaranty business after certain triggering events, such as reinsurer downgrades.

The Company has assumed business from its affiliate, AGC. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where AGC is experiencing financial distress and is unable to pay premiums. The Company's agreement with AGC is generally subject to termination at the option of AGC if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating. Upon termination due to one of the foregoing events, the Company may be required to return to AGC unearned premiums (net of any ceding commission) and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which the Company would be released from liability with respect to its Assumed Business from AGC. In addition, in lieu of termination due to one of the aforementioned events, the Company may be obligated to increase the level of ceding commission paid.

The following table presents the components of premiums and losses reported in the statements of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2018	2017
	(in millions)
Premiums Written:
Direct	$273	$301
Assumed	(1)	—
Ceded (1)	(81)	(81)
Net	$191	$220
Premiums Earned:
Direct	$353	$433
Assumed	29	42
Ceded (1)	(91)	(122)
Net	$291	$353
Loss and LAE:
Direct	$52	$304
Assumed	(1)	1
Ceded (1)	(26)	(48)
Net	$25	$257
 ____________________

(1)	Following large commutations of previously ceded business in the first half of 2017, ceded amounts mainly consist of cessions to affiliates.

In addition to the items presented in the table above, the Company records in the statements of operations the effect of ceded credit derivative exposures. These amounts were gains of $0.2 million in 2018 and losses of $3 million in 2017. The Company has no assumed credit derivative exposures.

Exposure to Reinsurers (1)

	As of December 31, 2018		As of December 31, 2017
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Due (To) From:
Assumed premium	$—	$—	$1	$10
Ceded premium, net of commissions	(105)	(11)	(103)	(24)
Ceded expected loss to be paid	107	14	157	29
Assumed unearned premium reserve	(53)	—	(82)	(11)
Ceded unearned premium reserve	682	32	661	96
Outstanding Exposure:
Ceded par outstanding (2)	54,249	1,906	56,200	3,974
Assumed par outstanding (3)	8,353	—	13,994	380
____________________

(1)
The total collateral posted by all affiliated and non-affiliated reinsurers required to post, or that had agreed to post, collateral as of both December 31, 2018 and December 31, 2017 was approximately $1.3 billion. The collateral excludes amounts posted by AGM for the benefit of AGE.

(2)
Of the total par ceded to unrated or BIG rated reinsurers, $236 million and $296 million is rated BIG as of December 31, 2018 and December 31, 2017, respectively. Of the total par ceded to affiliates, $1,470 million and $1,774 million is rated BIG as of December 31, 2018 and December 31, 2017, respectively.

(3)	All affiliated assumed par relates to MAC's assumed portfolio from AGC.

In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. These reinsurers are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers post collateral on terms negotiated with the Company.

Commutations

In recent years the Company has reassumed previously ceded books of business from several of its reinsurers. The table below summarizes the effect of such commutations.

Commutations of Ceded Reinsurance Contracts

	Year Ended December 31,
	2018	2017
	(in millions)
Increase in net unearned premium reserve	$64	$80
Increase in net par outstanding	1,457	4,672
Commutation gains (losses)	(16)	324

Excess of Loss Reinsurance Facility

Effective January 1, 2018, AGC, AGM and MAC entered into a $400 million aggregate excess of loss reinsurance facility of which $180 million was placed with an unaffiliated reinsurer. This facility replaces a similar $400 million aggregate excess of loss reinsurance facility, of which $360 million was placed with unaffiliated reinsurers, that AGC, AGM and MAC had entered into effective January 1, 2016 and which terminated on December 31, 2017. The new facility covers losses occurring either from January 1, 2018 through December 31, 2024, or January 1, 2019 through December 31, 2025, at the option of AGC, AGM and MAC. It terminates on January 1, 2020, unless AGC, AGM and MAC choose to extend it. The new facility covers certain U.S. public finance exposures insured or reinsured by AGC, AGM and MAC as of September 30, 2017, excluding exposures that were rated below investment grade as of December 31, 2017 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the exposures excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The new facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $0.8 billion in the aggregate. The new facility covers a portion of the next $400 million of losses, with the reinsurer assuming $180 million of the $400 million of losses and AGC, AGM and MAC jointly retaining the remaining $220 million. The reinsurer is required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurer its share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $3.2 million of premiums in 2018 (of which AGM and MAC paid approximately $2.8 million) for the term January 1, 2018 through December 31, 2018 and deposited approximately $3.2 million in cash into a trust account (of which AGM and MAC deposited approximately $2.8 million) for the benefit of the reinsurer to be used to pay the premiums for 2019. The main differences between the new facility and the prior facility that terminated on December 31, 2017 are the reinsurance attachment point ($0.8 billion versus $1.25 billion), the total reinsurance coverage ($180 million part of $400 million versus $360 million part of $400 million) and the annual premium ($3.2 million versus $9 million).

14.    Related Party Transactions

Reinsurance and Support Agreements

AGM provides support to AGE through a quota share and excess of loss reinsurance agreement (the AGM Reinsurance Agreement) and a net worth maintenance agreement (the AGE Net Worth Agreement).

The versions of such agreements currently in force became effective on November 7, 2018 upon completion of the Combination. These new agreements clarified the application of the prior agreements to AGE upon the Combination. They also incorporated changes to certain terms of the prior agreements requested by the PRA during its review of the Combination, including a change to the amount of collateral that AGM is obligated to post to secure its reinsurance of AGE. Except for such changes, the new agreements do not materially alter the terms or coverage of the prior agreements.

The AGM Reinsurance Agreement: Quota Share Reinsurance

Under the quota share cover of the prior AGM Reinsurance Agreement AGM reinsured between approximately 95% - 99% of AGE's retention of each AGE financial guaranty insurance policy after cessions to other reinsurers. Such range of proportionate reinsurance by AGM was the result of a formula in the prior AGM Reinsurance Agreement that fixed AGM’s reinsurance of AGE policies issued during a particular calendar year based upon the respective prior year-end capitalization of AGE and AGM.

The AGE policies reinsured pursuant to the prior AGM Reinsurance Agreement were limited to ones issued in 2011 and prior years because:

(a) AGE and AGM in 2011 implemented a co-guarantee structure pursuant to which (i) AGE, rather than guaranteeing directly all of the obligations issued in a particular transaction, directly guarantees, instead, only the portion of the guaranteed obligations in an amount equal to what would have been AGE's pro rata retention percentage under the quota share cover of the prior AGM Reinsurance Agreement, (ii) AGM directly guarantees the balance of the guaranteed obligations, and (iii) AGM also provides a second-to-pay guarantee for AGE's portion of the guaranteed obligations; and

(b) the prior AGM Reinsurance Agreement excluded AGE’s insured portion of the co-guaranteed obligations from reinsurance by AGM, and all AGE business since 2011 has consisted of transactions insured pursuant to such co-guarantee structure.

The new AGM Reinsurance Agreement maintains in place AGM’s proportionate reinsurance of all AGE policies covered under the prior AGM Reinsurance Agreement. The new agreement provides, however, that to the extent AGE issues a future qualifying policy without utilizing the co-guarantee structure described above, AGM will reinsure a fixed 85% share of AGE’s gross liabilities under such policy, rather than a percentage share based on AGE’s and AGM’s respective prior year-end capitalization. Similarly, the percentages of a future transaction’s obligations that AGE and AGM co-guarantee will be split

15% by AGE and 85% by AGM, so that AGM”s co-guaranteed portion continues to mirror the percentage of quota share reinsurance AGM otherwise would provide for the transaction under the new AGM Reinsurance Agreement.

The AGM Reinsurance Agreement: Excess of Loss Reinsurance

Under the excess of loss cover of the prior AGM Reinsurance Agreement, AGM was obligated to pay AGE quarterly the amount, if any, by which (i) the sum of (a) AGE’s incurred losses calculated in accordance with U.K. GAAP as reported by AGE in its financial returns filed with the PRA and (b) AGE’s paid losses and LAE, in both cases net of all other performing reinsurance, including the reinsurance provided by the Company under the quota share cover of the AGM Reinsurance Agreement, exceeded (ii) an amount equal to (a) AGE’s capital resources under U.K. law minus (b) 110% of the greatest of the amounts as might be required by the PRA as a condition for AGE to maintain its authorization to carry on a financial guarantee business in the U.K. The new AGM Reinsurance Agreement provides this same form of excess of loss reinsurance; it simply clarifies that such reinsurance covers the legacy portfolios transferred to AGE by AGUK, AGLN and CIFGE in addition to the legacy AGE policies reinsured under the prior AGM Reinsurance Agreement.

Other Provisions of the AGM Reinsurance Agreement

Under the new AGM Reinsurance Agreement, AGM’s required collateral is 102% of the sum of AGM’s assumed share of the following for all AGE policies for which AGM provides proportionate reinsurance: (a) AGE’s unearned premium reserve (net of AGE’s reinsurance premium payable to AGM); (b) AGE’s provisions for unpaid losses and allocated LAE (net of any salvage recoverable), and (c) any unexpired risk provisions of AGE, in each case (a) - (c) as calculated by AGE in accordance with U.K. GAAP. This new, post-Combination collateral measure is in contrast to (i) AGM’s collateral measure prevailing from December 2014 through 2015, which was based, in part, upon the losses expected to be borne by AGM (and two other affiliated reinsurers of AGE, Assured Guaranty Re Ltd. (AG Re) and Assured Guaranty Re Overseas Ltd. (AGRO)) at the 99.5% confidence interval under the PRA’s FG Benchmark Model; and (ii) AGM’s collateral measure prevailing from 2016 up to the time of the Combination, which was based on the same losses calculated under AGE’s internal capital requirement model instead of the FG Benchmark Model. As a result of this new collateral measure, AGM’s total collateral required for AGE increased by approximately $52 million upon the Combination. AGM funded such increase promptly following the Combination.

The quota share and excess loss covers under the prior AGM Reinsurance Agreement excluded transactions guaranteed by AGE on or after July 1, 2009 that were not municipal, utility, project finance or infrastructure risks or similar types of risks. The new AGM Reinsurance Agreement retains the same exclusion. The old AGM Reinsurance Agreement also permitted AGE to terminate the agreement upon the following events: a downgrade of AGM’s ratings by Moody’s below Aa3 or by S&P below AA- if AGM fails to restore its rating(s) to the required level within a prescribed period of time; AGM's insolvency; failure by AGM to maintain the minimum capital required by its domiciliary jurisdiction; or AGM filing a petition in bankruptcy, going into liquidation or rehabilitation or having a receiver appointed. The new AGM Reinsurance Agreement preserves these same termination rights by AGE, and also adds an additional termination right enabling AGE to terminate the agreement should AGM fail to maintain its required collateral.

The AGE Net Worth Agreement

Pursuant to the prior AGE Net Worth Agreement, AGM was obligated to cause AGE to maintain capital resources equal to 110% of the greatest of the amounts as may be required by the PRA as a condition for AGE to maintain its authorization to carry on a financial guarantee business in the U.K., provided that AGM's contributions (a) did not exceed 35% of AGM's policyholders' surplus on an accumulated basis as determined by the laws of the State of New York, and (b) were in compliance with Section 1505 of the New York Insurance Law. AGM’s obligation remains the same under the new AGE Net Worth Agreement, which simply clarifies that it applies to AGE’s expanded insurance and investment portfolios resulting from the Combination. AGM has never been required to make a contribution to AGE's capital under any version of the AGE Net Worth Agreement - either the current agreement or any prior net worth maintenance agreements. The new AGE Net Worth Agreement also permits AGE to terminate such agreement without also triggering an automatic termination of the AGM Reinsurance Agreement (as would have occurred under the prior AGE Net Worth Agreement).

The NYDFS approved each of the changes described above to the AGM Reinsurance Agreement and AGE Net Worth Maintenance Agreement.

AGC’s Support Agreements in Respect of AGUK

Prior to the Combination, the Company's affiliate, AGC, provided support to AGUK through a Further Amended and Restated quota share reinsurance agreement (the AGC Quota Share Agreement), a Further Amended and Restated excess of loss reinsurance agreement (the AGC XOL Agreement), and a Further Amended and Restated net worth maintenance agreement (the AGUK Net Worth Agreement). The latter two agreements were terminated effective upon the Combination because AGUK’s legacy policies became part of AGE’s portfolio upon the Combination and, therefore, are now covered by the excess of loss portion of the new AGM Reinsurance Agreement and the new AGE Net Worth Maintenance Agreement, as described above. The AGC Quota Share Agreement, pursuant to which AGC provided 90% quota share reinsurance of AGUK’s legacy policies, was also terminated upon the Combination, but it was replaced with a new quota share reinsurance agreement between AGE and AGC (the New AGC Reinsurance Agreement). This new agreement preserves AGC’s 90% quota share reinsurance of the legacy AGUK policies that are now part of AGE’s portfolio, but it has no application to new business written by AGE following the Combination. The new AGC Reinsurance Agreement also imposes a new collateral requirement on AGC that is the same as AGM’s collateral requirement under the new AGM Reinsurance Agreement, as described above, except that AGC continues also to post as collateral its share of two AGE-guaranteed (formerly, pre-Combination, AGUK-guaranteed) triple-X insurance bonds that have been purchased by AGC for loss mitigation (as AGC had similarly done under the prior AGC Quota Share Agreement).

The Maryland Insurance Administration (MIA) approved the termination of the prior AGC XOL Agreement, AGUK Net Worth Agreement and the AGC Quota Share Agreement and the replacement of the latter with the new AGC Reinsurance Agreement.

AGC’s Letter of Support in Respect of CIFGE

AGC was a party to a letter of support dated December 6, 2001 issued to CIFGE.  Pursuant to such letter of support, AGC agreed to maintain CIFGE’s statutory capital and surplus to policyholders under French law and regulation in an amount not less than €20 million for so long as CIFGE carried on business. No capital contributions were made to CIFGE by AGC pursuant to this letter of support from the time AGC succeeded CIFG Assurance North America, Inc. as the parent of CIFGE in July 2016 up to the Combination on November 7, 2018. The letter of support was terminated, with the MIA’s approval, effective upon the Combination since the legacy CIFGE policies are now part of AGE and, therefore, are covered by the excess of loss portion of the new AGM Reinsurance Agreement and the new AGE Net Worth Agreement.
Management, Service Contracts or Cost Sharing Arrangements
Until December 31, 2016, the Company and various of its affiliates were parties to the Amended and Restated Service Agreement, effective as April 1, 2015 (the Group Service Agreement).  Under the Group Service Agreement, the Company’s Maryland affiliate, AGC, was the payroll company for, and employer of, the U.S. employees of the Assured Guaranty group.  AGC’s employees made available to its Bermuda, U.S. and U.K. affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  In addition, under the Group Service Agreement the Company made available to AGC and the other affiliates the use of certain equipment and office space leased by the Company.  Expenses under the Group Service Agreement were allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provided for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.
In the first quarter of 2017, the Company’s indirect parent, AG US Holdings, formed and capitalized AG US Group Services Inc. (AG Services), a Delaware corporation, to act as the payroll company and employer for all U.S. personnel and the central, dedicated service provider within the Assured Guaranty group in place of AGC.  This structure is consistent with the way in which numerous other insurance holding companies provide inter-company staff and services.  Accordingly, effective January 1, 2017, (i) AGC transferred the employees and the employee benefit, retirement and health plans relating to such employees to AG Services; and (ii) the Group Service Agreement was amended and restated to replace AGC with AG Services as the payroll company and service provider under the agreement.  Such amended and restated agreement is substantially identical to the Group Service Agreement except for a few changes primarily related to operational matters, including pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses.

The following table summarizes the allocated expenses from affiliate companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2018	2017
	(in millions)
Affiliated companies:
AG Services	$94	$93
Assured Guaranty Finance Overseas Ltd.	8	8
AGL	7	6
Assured Guaranty (UK) Services Limited	5	4
Total	$114	$111

The following table summarizes the amounts due to affiliate companies under the expense sharing agreements.
Amounts Due To Affiliated Companies

	As of December 31,
	2018	2017
	(in millions)
Affiliated companies:
AG Services	$47	$48
AGL	7	6
AGC	3	7
Assured Guaranty Finance Overseas Ltd.	3	6
Assured Guaranty (UK) Services Limited	4	1
Total	$64	$68

Reinsurance Agreements

The Company cedes to and assumes from affiliated entities under certain reinsurance agreements. See below for relevant balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2018		2017
	AGC	AG Re	AGC	AG Re
	(in millions)
Assets:
Premium receivable	$—	$—	$1	$—
Ceded unearned premium reserve	68	613	78	584
Reinsurance recoverable on unpaid losses	55	90	66	117
Reinsurance recoverable on paid losses (1)	—	1	1	1
Net credit derivative assets (1)	—	2	—	—
Liabilities:
Unearned premium reserve	53	—	82	—
Ceded premium payable, net of ceding commission (2)	29	76	27	76
Ceded salvage and subrogation recoverable (2)	35	22	35	16
Ceded funds held (3)	15	26	12	27
Deferred ceding commissions (3) (4)	10	155	9	141
Other information:
Exposure
Assumed par outstanding	8,353	—	13,994	—
Ceded par outstanding	3,922	50,327	4,429	51,771
____________________

(1)	Included in other assets on the combined balance sheets.

(2)	Included in reinsurance balances payable, net on the combined balance sheets.

(3)	Included in other liabilities on the combined balance sheets.

(4)	Represents ceding commissions.

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2018		2017
	AGC	AG Re	AGC	AG Re
	(in millions)
Revenues:
Net earned premiums	$15	$(68)	$27	$(83)
Net unrealized gains (losses) on credit derivatives	—	—	—	(1)
Expenses:
Loss and LAE (recoveries)	(9)	(15)	52	(72)
Commissions incurred (earned)	(1)	(16)	(1)	(19)

Other Invested Assets

Surplus Note from AGC

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This note carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31 of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders' surplus in excess of statutory minimum requirements after such payment and to prior written approval by the MIA. On April 11, 2016, the surplus note agreement was amended to reduce the simple interest rate to 3.5% per annum effective January 1, 2016. AGM recognized $11 million of interest income in each of the years ended December 31, 2018 and 2017. AGM also received $11 million of interest from AGC in each of the years ended December 31, 2018 and 2017. AGC made no principal payments on the surplus note in 2017 or 2018.

15.    Commitments and Contingencies

Leases

AGM and AGE are party to various lease agreements accounted for as operating leases. The Company leases and occupies approximately 103,500 square feet in New York City through 2032. Subject to certain conditions, the Company has an option to renew the lease for five years at a fair market rent. In addition, AGM and AGE lease additional office space in various locations under non-cancelable operating leases which expire at various dates through 2029. AGM's proportionate share of rent expense recognized in 2018 and 2017 was $5.0 million and $4.5 million, respectively.

The future minimum office rental payments as of December 31, 2018 are as follows:

Future Minimum Rental Payments

Year	(in millions)
2019	$9
2020	9
2021	8
2022	9
2023	9
Thereafter	69
Total	$113

Accounting Policy

The Company recognized operating lease expense on a straight–line basis over the lease term.

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, the Company has commenced a number of legal actions in the Federal District Court for Puerto Rico to enforce its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 4, Outstanding Exposure, for a description of such actions. The amounts, if any, the Company will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

AGM also receives subpoenas duces tecum and interrogatories from regulators from time to time.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

16.    Credit Facilities

Committed Capital Securities

AGM has entered into put agreements with four separate custodial trusts allowing AGM to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of AGM CPS, investing the proceeds in high-quality assets and entering into put options with AGM. The Company does not consider itself to be the primary beneficiary of the trusts and the trusts are not consolidated in the Company's financial statements.

The trusts provide AGM access to new equity capital at its sole discretion through the exercise of the put options. Upon AGM's exercise of its put option, the relevant trust will liquidate its portfolio of eligible assets and use the proceeds to purchase the AGM preferred stock. AGM may use the proceeds from its sale of preferred stock to the trusts for any purpose, including the payment of claims. The put agreements have no scheduled termination date or maturity. However, each put agreement will terminate if (subject to certain grace periods) specified events occur. AGM continues to have the ability to exercise its put options and cause the related trusts to purchase its preferred stock.

Prior to 2007, the amounts paid on the AGM CPS were established through an auction process. All of those auctions failed in 2007, and the rates paid on the AGM CPS increased to their maximum. The annualized rate on the AGM CPS is one-month LIBOR plus 200 bps.

See Note 7, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a discussion of the fair value measurement of the CCS.

17.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income Attributable to AGM by Component
Year Ended December 31, 2018

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, December 31, 2017	$135	$(1)	$—	$(16)	$118
Effect of adoption of ASU 2016-01	1	—	(28)	—	(27)
Other comprehensive income (loss) attributable to AGM before reclassifications	(111)	(26)	(5)	(9)	(151)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	11	(34)	—	—	(23)
Fair value gains (losses) on FG VIEs	—	—	(6)	—	(6)
Tax (provision) benefit	—	5	1	—	6
Total amount reclassified from AOCI, net of tax	11	(29)	(5)	—	(23)
Net current period other comprehensive income (loss) attributable to AGM	(122)	3	—	(9)	(128)
Balance, December 31, 2018	$14	$2	$(28)	$(25)	$(37)

Changes in Accumulated Other Comprehensive Income Attributable to AGM by Component
Year Ended December 31, 2017

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, December 31, 2016	$49	$(8)	$(29)	$12
Reclassification of stranded tax effects (see Note 1)	22	—	(3)	19
Other comprehensive income (loss) attributable to AGM before reclassifications	84	(8)	16	92
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	30	(24)	—	6
Net investment income	—	1	—	1
Tax (provision) benefit	(10)	8	—	(2)
Total amount reclassified from AOCI, net of tax	20	(15)	—	5
Net current period other comprehensive income (loss) attributable to AGM	64	7	16	87
Balance, December 31, 2017	$135	$(1)	$(16)	$118

18.    Subsequent Events

Subsequent events have been considered through March 19, 2019, the date on which these financial statements were issued.